Exhibit 10.6

Execution Version

SENIOR FIRST LIEN SECURED

CREDIT AGREEMENT

among

Empire Energy E&P, LLC
A Pennsylvania limited liability company

Empire Energy USA, LLC
A Delaware limited liability company

and

Empire Drilling and Field Services, LLC
A Delaware limited liability company
as Borrowers

and

Macquarie Bank Limited,
a bank incorporated under the laws of Australia,
as Lender

________________________________

Dated as of February 26, 2008

i

ii

iii

iv

v

vi

Exhibit A	Description of Properties; Interests
Exhibit B-1	Form of Term Loan Note
Exhibit B-2	Form of Revolving Loan Note
Exhibit C	Form of Advance Request
Exhibit D	Area of Mutual Interest
Exhibit E	Form of Deposit Account Control Agreement
Exhibit F	Form of Property Operating Statement
Exhibit G	Form of Subordination Agreement
Exhibit H	Form of Notice to Purchasers
Exhibit I	Aged Payables and Other Liabilities
Exhibit J	Approved Purchasers
Exhibit K	Terms and Conditions of Investment Business of MBL
Exhibit L	Conversion to Revolving Loans
Exhibit M	Form of Intercreditor and Subordination Agreement

Exhibit N	Form of Warrant Agreement

Annex A	Lean Documents
Schedule 2.1	Development Plan
Schedule 2.3(b)	Approved Authorizations for Expenditure (“AFEs”)
Schedule 2.3(d)	Authorized Signatories an Advance Requests
Schedule 2.5(a)	Selection Notice
Schedule 2.8(a)	Project Account
Schedule 4.3	Ownership of Equity Interests in Borrowers
Schedule 4.7	Joint Ventures and Partnerships
Schedule 4.10	Litigation
Schedule 4.11	Wells
Schedule 4.12	Indebtedness
Schedule 4.16	Environmental Matters
Schedule 4.20	Contingent Liabilities
Schedule 4.22	Unpaid Bills
Schedule 4.26	Other Agreements
Schedule 4.28	Farmout Agreements and Subject Contracts
Schedule 4.29	Operators/Operating Agreements
Schedule 4.31	Suspense of Proceeds
Schedule 4.40	Hedging Agreements
Schedule 4.41	Marketing Contracts
Schedule 4.42	Deposit Accounts
Schedule 6.8	Insurance
Schedule 6.19	Bonds and Qualifications
Schedule 6.31	Post-Closing Assignment of Additional Leases
Schedule 7.1(b)	Authorized Capital Leases
Schedule 7.5	Liens and Encumbrances
Schedule 7.12	Minimum Quarterly Net Operating Cash Flow
Schedule 7.13	Minimum Quarterly Production Levels (Borrowers’ NRI production)
Schedule 7.13(a)	Type Curves Used in Establishing Production and Revenue Covenants

i

SENIOR FIRST LIEN SECURED CREDIT AGREEMENT

This Senior First Lien Secured Credit Agreement (this “Agreement”) is dated as of 26 February, 2008, among Empire Energy E&P, LLC, a Pennsylvania limited liability company, Empire Energy, USA, LLC, a Delaware limited liability company and Empire Drilling and Field, Services, LLC, a Delaware limited liability company, (each is referred to as a “Borrower” and collectively as “Borrowers”), and Macquarie Bank Limited, a bank incorporated under the laws of Australia, with offices at Level 15, 1 Martin Place, Sydney, New South Wales, 2000 Australia (“MBL” or “Lender”).

Background:

A.           Empire Energy E&P, LLC and S&T Bank (“Old Lender”) are parties to the Line of Credit Loan Agreement dated December 8, 2006 (“Old Loan Agreement”) pursuant to which (i) a revolving line of credit loan was made (“Old Revolving Loans”) which was evidenced by a Line of Credit Note dated December 8, 2006 (“Old Revolving Lean Note”) and (ii) a term loan was made (“Old Term Loan”) which was evidenced by a Note dated December 8, 2006 (“Old Term Loan Note”).

B.           Borrowers, Old Lender and Lender have agreed that, pursuant to the Assignment of Notes and Liens dated the date hereof, Lender will purchase, among the other rights and documents, the Old Loan Agreement, the Old Revolving Lean Note, the Old Term Loan Note, the Old Revolving Loans and the Old Term Loan (“Assignment”).

C.           Borrowers and Lender have agreed that, immediately following the Assignment, (i) the Old Loan Agreement be amended and restated in its entirety by this Agreement, (ii) the Old Revolving Loan Note be replaced by the Revolving Loan Note, (iii) the Old Tent Loan Note be replaced by the Term Loan Note, (iv) the Old Revolving Loans be replaced by the Revolving Loans hereunder, as increased or decreased under this Agreement and (v) the Old Term Loan be replaced by the Term Loan in such amounts as set forth in the Advance Requests in accordance with this Agreement.

D.           Borrowers and Lender also agree that the mortgages, security agreements and other documents granting liens and security interests to secure the Old Term Loan and the Old Revolving Loans are assigned to Lender under the Assignment and secure the Loans under this Agreement under the terms of this Agreement and under the terms of such documents, as amended.

E.           Borrowers and Lender and the other parties hereto desire to enter into this Agreement to set forth the terms and conditions pursuant to which Lender will make available to Borrowers additional senior secured term loans on a non-revolving Basis and additional revolving loans for the purposes set forth in this Agreement.

In connection with Lender making available to Borrowers the financial accommodations described in this Agreement, Borrowers have granted and will affirm the continuing grant to Lender of a first-priority mortgage Lien and a first-priority perfected security interest in all of the real and personal property of Borrowers and subject only to the Permitted Encumbrances (defined below).

1

Agreements:

In consideration of the terms, covenants, provisions and conditions set forth in this Agreement, Borrowers and Lender agree as follows:

Article I
DEFINITIONS

Section 1.1.          Specific Defined Terms. As used herein, the following terms shall have the following meanings and, as the context requires, the singular shall include the plural:

“Acceptable Bank” means:

(a)          a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency; or

(b)          any other bank or financial institution approved by Lender.

“Accounting Standards” means generally accepted accounting principles, standards and practices applying IFRS or GAAP, consistently applied, as applicable.

“Adjusted PV Ratio” means, as of any date, the ratio of (a) the Total Adjusted Present Value to (b) aggregate Net Debt of the Borrowers.

“Advance” means an advance of funds under the Revolving Loan or the Term Loan, as applicable, by Lender at the Contract Rate pursuant to Article 11 of this Agreement.

“Advance Request” means a request for an Advance under the Revolving Loan or the Term Loan in substantially the form of Exhibit C hereto.

“AFE” means an authorization for expenditure representing an estimate of work to be performed. AFEs shall not include COPAS overhead or other similar expenses related to Borrowers’ overhead expense.

“Affiliate” means as to any Person (a) any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person, (b) any director or officer of such Person or of any Person referred to in clause (a) above, or (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise); provided that, in any event, (i) any Person who owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the Equity Interests of any other Person (other than as a limited partner (or member in a limited liability company in the nature of a limited partner) of such other Person) will be deemed to control such corporation or other Person, and (ii) any Subsidiary of any Borrower shall be deemed to be an Affiliate of such Borrower.

2

“Agreement” has the meaning assigned to that term in the introductory paragraph hereof, and includes any amendment, modification, supplement or restatement.

“Applicable Percentage” means ninety percent (90%); provided that, if an Event of Default exists, the term “Applicable Percentage” will mean one hundred percent (100%).

“Applicable Margin” means, for LIBOR Loans and Prime Rate Loans, 2.50% per annum for Revolving Loans and 4.00% per annum for Term Loans.

“Area of Mutual Interest” or “AMI” means the areas specified en Exhibit D.

“AUDS” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” has the meaning assigned to that term in Section 5.1(a).

“Availability Termination Date” means, unless extended in writing by Lender,

(a)          for Revolving Loans, 26 February, 2013,

(b)          for Tranche A-1 Term Loans, 26 August, 20] 0,

(c)          for Tranche A-2 Tern, Loans, 26 August, 2008,

(d)          for Tranche B Term Loans, the date that is six (6) months following the first date on which the Tranche B Test is satisfied, and

(e)          for Tranche C Term Loans 26 November, 2012.

“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time,

“Base Rate Lean” has the meaning assigned to that term in Section 2.5(a).

“Basic Documents” means Leases, Operating Agreements, Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and transportation agreements; farmout or farm-in agreements; unitization agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easement and/or pooling agreements; surface leases, permits, licenses, rights-of-way, servitudes or other interests appertaining to the Properties and all other executory contracts and agreements relating to the Properties.

“Borrower” and “Borrowers” have the meaning assigned to those terms in the first paragraph hereof.

3

“Borrower Sub-Account” is defined in Section 2.9(a).

“Borrowing Base” is defined in Section 2.16(a).

“Business Day” means (a) any day other than a day on which commercial banks are authorized or required to close in New York, New York and (b) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Loan or a notice by Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Accounting Standards, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means at any time:

(a)          certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(b)          any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)          commercial paper not convertible or exchangeable to any other security:

(i)          for which a recognized trading market exists;

(ii)         issued by an issuer incorporated in the United States of America,

(iii)        which matures within one (1) year after the relevant date of calculation; and

(iv)        which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)          any Investment in money market funds which:

(i)          have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited,

4

(ii)         which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above, and

(iii)        can be converted into cash on not more than thirty (30) days notice.

“Cash Position” means the sum of cash and Cash Equivalents plus accounts receivable within two (2) months minus accounts payable within two (2) months.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” means the occurrence of any event pursuant to which:

(a)          any Person (either alone or jointly with any other Person) acquires control of any Borrower or Guarantor (other than Imperial Corporation) becomes a Subsidiary of any Person, or any Person or group of Persons acting in concert to gain direct or indirect control of any Borrower or Guarantor(other than Imperial Corporation), in each case, in a transaction not approved by the Continuing Directors; for purposes of this subsection, control means:

(i)          the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)         cast, or control the casting of, more than thirty-five percent (35%) of the maximum number of votes that might be cast at a general meeting of any Borrower or Guarantor (other than Imperial Corporation); or

(B)         appoint or remove all, or the majority, of the directors or other equivalent officers of any Borrower or Guarantor (other than Imperial Corporation); or

(C)         give directions with respect to the operating and financial policies of any Borrower or Guarantor (other than Imperial Corporation) with which the directors or other equivalent officers of any Borrower or Guarantor (other than Imperial Corporation) are obliged to comply;

(ii)         the holding beneficially of more than thirty-five percent (35%) of the issued share capital of any Borrower or Guarantor ((other than Imperial Corporation) excluding any Part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(iii)        “acting in concert” means, a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares directly or indirectly in any Borrower or Guarantor (other than Imperial Corporation) by any of them, either directly or indirectly, to obtain or consolidate control of any Borrower or Guarantor (other than Imperial Corporation);

(b)          a majority of the members of the board of directors of any Borrower or Guarantor (other than Imperial Corporation) do not constitute Continuing Directors;

5

(c)          the management of a Borrower is, in the reasonable opinion of Lender, materially diminished as a result of the failure of either of Bruce McLeod or William Waller to devote sufficient professional efforts to the management of a Borrower and the development of the Properties, unless, within thirty (30) days after the termination, cessation or dimunition of such individual’s participation in the management of a Borrower, such officer or director is replaced with an individual reasonably acceptable to Lender; or

(d)          a Borrower issues securities subject to registration that is acceptable to Lender with the Securities and Exchange Commission or equivalent securities law regulator in the applicable jurisdiction.

“Charter Documents” means, as applicable for any Person that is not an individual, the articles or certificate of incorporation or formation, company agreement, certificate of limited partnership, regulations, bylaws, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments to any of them.

“Closing” means the date of execution by Borrowers and other applicable parties and the delivery to Lender of the Loan Documents (as hereinafter defined) and all other documents contemplated by this Agreement and necessary to satisfy the conditions described in Article IX.

“Closing Date” has the meaning assigned to that term in Section 9.1.

“Collateral” means the Properties, all Personal Property and the Pledged Interests.

“Commitment” means the Revolving Loan Commitment and the Term Loan Commitment.

“Continuing Directors” means (a) any member of the board of directors who was a director (or comparable manager) of a Borrower an the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was recommended, appointed or nominated for election to the board of directors by a majority of the continuing directors, but excluding any such individual originally proposed for election in Opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of a Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contract Rate” means a rate per annum equal to the LIBOR plus the Applicable Margin for the LIBOR, or the Prime Rate Plus the Applicable Margin for the Prime Rate, as selected by Borrowers in a Selection Notice or in accordance with Section 2.5.

“CODAS” means the Accounting Procedures for Joint Operations Recommended by the Council of Petroleum Accountants Societies, then in effect, with respect to onshore or offshore operations, as applicable, and as applied to properties located in the same geographical area with the Leases.

“Crude Oil” means all crude oil, condensate and other liquid hydrocarbon substances.

6

“Current Assets” means on any date of determination, the consolidated current assets that would, in accordance with the Accounting Standards be classified as of that date as current assets, plus any unconditionally committed but undrawn availability under the Borrowing Base, less any non-cash amount required to be included in current assets as the result of the application of the Accounting Standards for the avoidance of any doubt, Current Assets shall exclude noncash commodity and interest rate hedges assets and liabilities,

“Current Liabilities” means on any date of determination, the consolidated obligations that would, in accordance with the Accounting Standards, be classified as of that date as current liabilities, excluding (a) non-cash obligations under the Accounting Standards; for the avoidance of any doubt, Current Liabilities shall exclude non-cash commodity and interest rate hedges assets and liabilities, and (b) shall exclude the current portion of long-term Debt, including the Debt hereunder.

“Current Ratio” means, as of any date, the ratio of (1) Empire USA’s Consolidated Current Assets to (ii) Empire USA’s Consolidated Current Liabilities on that date.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guarantee(‘ by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial Position or covenants of others or to purchase the Debt or property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than Natural Gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged Balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under the Accounting Standards.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, fraudulent transfer or conveyance, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

7

“Default” means the occurrence of any event which, with the lapse of time or the giving of notice or both will become an Event of Default hereunder. A Default is “continuing” if it has not been remedied or waived.

“Default Rate” has the meaning assigned to that term in Section 2.6(a)

“Defensible Title” means with respect to each Property, title that (a) entitles the Person to receive (free and clear of all royalties appearing or not appearing of record, all overriding royalties, and all net profits interests or other burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest set forth on Exhibit A (or in such other certificate or writing provided to Lender representing the interests in the Properties, including, without limitation, any Mortgage) in all Hydrocarbons produced, saved and marketed from the Property for the productive life of the Property, free and clear of any Lien, other than the Permitted Encumbrances and any Liens, which are in favor of Lender and its Affiliates or are permitted hereunder; and (b) obligates such Person to bear costs and expenses relating to the maintenance, development and Operation of such Property in an amount not greater than the Working Interest set forth on Exhibit A for the productive life of such Property or (c) with respect to any Royalty Interests or other real property interests owned or acquired by any Borrower and not included in the Net Revenue Interest or Working Interest described in clauses (a) or (b) above, net profits interests and/or production interests and any rights which any Borrower acquires to receive revenues from production, good and indefeasible title to such interests, subject only to any Liens in favor of Lender, and free and clear of all other Liens.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement among Borrowers, Lender and the depository bank(s) identified in Schedule 2.8(a), substantially in the form of Exhibit E.

“Development Plan” means the comprehensive plan or plan in effect from time to time with respect to development projects for the Properties, approved by Lender, and any other expenditure items which have been approved by Lender, in its sole discretion, including the initial Development Plan attached hereto as Schedule 2.1. A Development Plan shall provide for, but not be limited to the location, timing and estimated costs of Wells to be drilled or recompleted as well as names of key personnel required to undertake those operations and their associated responsibilities. The Development Plan may be amended, modified or replaced by Borrowers from time to time with the written approval of Lender in its sole and absolute discretion.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible into or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Advances or other Obligations hereunder outstanding and all commitments (conditional or otherwise) of Lender to make additional Advances are terminated.

8

“EBITDA” means for Empire USA for any period (a) net income, in accordance with the Accounting Standards for such period plus (b) to the extent deducted in determining net income for such period, interest expense, income, withholding, franchise or similar taxes and non-cash depreciation and amortization expense for such period, plus (c) any non-cash charges for such period, minus (d) all non-cash income added to net income for such period. EBITDA shall be calculated without including non-cash mark-to-market adjustments arising from the application of the Accounting Standards.

“Empire Drilling” means Empire Drilling and Field Services, LLC.

“Empire E&P” means Empire E&P, LLC.

“Empire USA” means Empire Energy USA, LLC,

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA.

“Engineers” means an independent petroleum engineering firm selected by Empire USA and approved by Lender in writing from time to time.

“Environmental and Safety Regulations” means all applicable federal, state or local laws, ordinances, codes, rules, orders and regulations with respect to any environmental, pollution, toxic or hazardous waste or health and safety law, including, without limitation, those promulgated by the United States Environmental Protection Agency, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, or any other Governmental Authority or any of their predecessor or successor agencies.

“Environmental Laws” shall mean any and all Governmental Requirements and Environmental and Safety Regulations pertaining to health or the environment in effect in any and all jurisdictions in which any Borrower is conducting or at any time has conducted business, or where any Property of any Borrower is located, including without limitation, the OPA, CERCLA, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property of any Borrower is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply to those issues covered by the applicable state laws.

9

“Equipment” has the meaning assigned to that term in the UCC and includes all surface or subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other personal or moveable property of whatsoever kind or nature (excluding property rented by any Borrower or taken to the premises for temporary uses) now owned or hereafter acquired by any Borrower which are now or hereafter located an or under any of the Lands attributable to the Properties which are used for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons and whether or not attributable to the Properties (together with all accessions, additions and attachments to any thereof), including, without limitation, all Wells, casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, platforms, derricks, separators, compressors, gun Barrels, flow lines, water injection lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, wellhead valves, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts, storage and handling equipment, together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, documentation and processes, warranties and records in connection therewith including, without limitation, any and, to the extent permitted, all seismic data, geological data, geophysical data and interpretation of any of the foregoing, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Facility Fee” is defined in Section 2.14(d).

“Federal Reserve Board” has the meaning assigned to that term in Section 4.33.

“Financial Report” means, in relation to an entity, the following financial statements and information in relation to the entity, prepared for its financial quarter, financial half year or financial year, as applicable:

(a)          a balance sheet;

(b)          an income statement;

(c)          a cash flow statement; and

(d)          a change in equity statement.

“First Reserve Read Effective Date” means December 31, 2007.

10

“G&A Cap” means Fifty Thousand Dollars ($50,000.00) per calendar month (in this definition, the “subject month”); provided that, if Borrowers’ aggregate actual G&A Expenses during the applicable calendar year is less than an amount equal to $50,000.00 multiplied by the number of complete calendar months that have preceded the subject month in such calendar year (the difference being referred to in this definition as the ‘‘surplus”), then the G&A Cap for the subject month will be increased by an amount equal to the surplus; provided further that the Borrower shall not be allowed to request the return of such surplus to the extent the return of such amount would have the effect of reducing the amount of cash available in the Borrower Sub-Account to pay the amounts described in clauses (a), (b), (d), (e) and (f) of the definition of Net Operating Cash Flow. Borrowers may propose, an each anniversary of the Closing Date, a modification to the G&A Cap subject to the review and written approval of Lender, such approval not be unreasonably withheld alter taking into consideration all relevant circumstances as determined by Lender, including but not limited to coverage ratios and Net Operating Cash Flow forecasts.

“G&A Expenses” means the general and administrative expenses of Borrower, including capitalized general and administrative expenses, calculated in accordance with the Accounting Standards (excluding all non-cash charges and performance-based compensation pursuant to a plan approved by Lender in writing).

“GAAP” means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Borrower and Lender agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or IFRS, as applicable.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, jurisdiction or functions of or pertaining to government over any Borrower, any Affiliate of any Borrower, any of their Properties, the Properties, or Lender or any of their Affiliates.

“Governmental Requirements” means with respect to any Person, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority applicable to such Person.

11

“Guarantor” means Imperial Corporation together with any other Person that has executed a Guaranty or assumed the Obligation of any Guarantor.

“Guaranty” includes (a) a deed of guarantee and indemnity between Imperial Corporation and Lender, in form and substance acceptable to Lender, whereby Imperial Corporation unconditionally agrees to guarantee the repayment of the Obligations and (b) any similar agreement or instrument executed by any other Guarantor.

“Hazardous Materials” means and include (1) all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by the United States Congress or the Environmental Protection Agency or under any Hazardous Substance Laws (as hereinafter defined), and (ii) any “hazardous waste,” “hazardous substance,” “toxic substance,” “regulated substance,” “pollutant” or “contaminant” as defined under any Hazardous Substance Laws.

“Hazardous Substance Laws” means CERCLA, RCRA, the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Hazardous Liquid Pipeline Safety Act of 1979, as amended, 40 U.S.C. 2001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Federal Clean Air Act, 42 U.S.C, 7401 et seq., any so-called federal, state or local “superfund” or “superlien” statute, and any other applicable federal, state or local law, rule, regulation or ordinance related to the remediation, clean-up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Hazardous Materials.

“Hedging Agreement” means:

(a)          The Swap Agreement and any and all other rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts. equity or equity index options, swaps or options, band or bond price or bond index swaps or options or forward band or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, Spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined in paragraph (b) below); and

(b)          any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivates Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

12

“Highest Lawful Rate” means, with respect to Lender, the maximum nonusurious interest rate, if any, that at any time, or from time to time may be contracted for, taken, reserved, charged or received an the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means all Crude OH and Natural Gas.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Imperial Corporation” means Imperial Corporation Limited, an entity organized under the laws of New South Wales, Australia.

“Indemnified Party or Parties” has the meaning assigned to that term in Section 8.4(a).

“Intercreditor and Subordination Agreement” means an agreement substantially in the form of Exhibit M.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) aggregate EBITDA of Borrowers and their Subsidiaries for the four (4) most recent fiscal quarters to (b) the aggregate interest expense of all Debt (including Debt under this Agreement) of Borrowers and their Subsidiaries for the same period.

“Interest Period” means, as to each Advance under the Loan, the period commencing an the date of the Loan and ending on the date that is thirty (30), sixty (60) or ninety (90) days thereafter (it being agreed that such interest period is equivalent to the one (I), two (2), or three (3) month periods shown an the Reuters “LIBO” page); provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or an a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period applicable to any Loans shall extend beyond the Maturity Date for such Loans.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit (other than deposits in the Project Account, including the Borrower Sub-Account) with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

13

“Lease” or “Leases” means, whether one or more, (a) those certain oil and gas leases, mineral estates, and all other mineral rights or interests set forth in the descriptions of the Properties attached as Exhibit A hereto, and any other interests in the Leases or any other lease of real property, whether now owned or hereafter acquired by any Borrower, and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such Lease or Leases, or (b) other oil, gas and/or mineral leases or other interests pertaining to the Properties, whether now owned or later acquired, which may now and hereafter be made subject to the Lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases. The term shall include any permit, concession or similar grant by a Governmental Authority authorizing the development, exploration, extraction and sale of Hydrocarbons.

“Lender” has the meaning assigned to that term, in the first paragraph of this Agreement, and includes the initial Lender identified in this Agreement and its successors and one or more assignees to the extent any of them is a holder of a Note or any interest in a Note.

“Lender Participation Documents” means, collectively, (a) any assignment or participation and intercreditor agreement evidencing any transaction (each a “Lender Participation Transaction”) under which the initial Lender identified in this Agreement assigns to any other Person an interest in a Note and the rights of Lender under this Agreement and the other Loan Documents, (b) any Note issued by any Borrower to any other Person pursuant to any Lender Participation Transaction and (c) all other documents, agreements, instruments and writings at any time delivered in connection with a Lender Participation Transaction.

“LIBOR Breakage Costs” means all costs, expenses or losses incurred by Lender as the result of any prepayment of an Advance on a day prior to the day on which the applicable Interest Period ends (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

“LIBOR Loan” has the meaning assigned to that term in Section 2.5(a).

“LIBOR Market” means the London interbank offered interest rate market created by major London clearing banks for deposits in United States dollars (“USD”).

“LIBOR” means, in respect of an Interest Period and the Advance related thereto, the rate of interest established on the LIBOR Market as follows:

14

(a)          if not less than two (2) rates are displayed cm Reuters page “LIBO” at or around 11:00 a.m. (London time) cm the second Business Day before the first day of the period for USD loans over the period which is closest to that period, the arithmetic mean (expressed as a rate per cent per annum and rounded up to five (5) decimal places) of not less than two (2) of those rates selected by Lender; or

(b)          if less than two (2) rates for USD loans over that period are displayed an Reuters page “LIBO” at or around that time, the arithmetic mean (expressed as a rate per cent per annum and rounded up to five decimal places) of the offer rates quoted to Lender by not less than two (2) banks which ordinarily display rates an Reuters page “LIBO” on application by Lender for USD loans equal to that amount over the period equal to that period; or

(c)          if Lender is unable to determine a rate under paragraph (a) or (b) because an insufficient number of rates are displayed (in the case of paragraph (a)) or Lender is unable to obtain the necessary number of quotes (in the case of paragraph (b)), the rate (expressed as a rate per cent per annum and rounded up to five (5) decimal places) specified in good faith by Lender at or around that time having regard, to the extent possible, to the offer rates otherwise quoted to Lender for USD loans equal to that amount over the period equal to that period at or around that time.

“Lien” means any interest in property (real or personal) securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or Claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of oil and gas properties and the Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, each Borrower shall be deemed to be the owner (to the extent of its interest therein) of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loans” means the Tern Loans and the Revolving Loans.

“Loan Documents” means this Agreement, the Notes, the Security Documents, Lender Participation Documents, the Warrant Agreement, the Guaranty, the Swap Agreement or Hedging Agreement, as applicable, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof, except to the extent the same contain Information about any Borrower or its Affiliates, properties, business or prospects).

“Master Agreement” is defined in the definition of “Hedging Agreement”.

“Material Adverse Effect” means any effect, event or matter:

15

(a)          which is materially adverse to:

(i)          the business, assets, liabilities, ownership, board membership, management or condition (financial or otherwise) of any Borrower or of any Guarantor;

(ii)         the ability of any Borrower or any Guarantor to perform any of its obligations (including payment of the Obligations) under any of the Loan Documents; or

(b)          which results in any Security Document not providing to Lender security over, or security interest in, or lien on, the assets expressed to be secured under that Security Document.

“Maturity Date” means, for all Loans, 26, February, 2013.

“Maximum Term Loan Commitment” has the meaning assigned to that term in Section 2.1(b).

“MBL” has the meaning assigned to that term in the first paragraph of this Agreement.

“MMCF” and “MCF” means one million cubic feet and one thousand cubic feet, respectively.

“Mortgage” means a mortgage, deed of trust, assignment of production, security agreement and financing statement and act of mortgage and security agreement securing the Obligations, including but not limited to future advances executed by any Borrower and granting a first and Prior Lien to or for the benefit of Lender in the Properties described therein subject only to the Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

“Natural Gas” means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Properties.

“Net Debt” means, as of any date, an amount equal to the sum of, without duplication, (a) the Total Committed Obligations plus (b) the total amount of Empire USA’s other Debt classified as long-term Debt under the Accounting Standards plus (c) any Cash Position deficit or minus Cash Position surplus plus (d) for purposes of calculating whether the Tranche B Test is satisfied, amounts that will become committed under Tranche B following the satisfaction of the Tranche B Test, without regard to whether such amounts have been funded.

16

“Net Operating Cash Flow” means, on a cash accounting basis, the Borrowers’ aggregate gross cash receipts from sales of Production Volumes and all other cash receipts from whatever source (including, without limitation, if applicable, cash payments received under any Hedging Agreement, but excluding any amounts received by any Borrower in connection with a Permitted Equity Transaction) minus the following expenses to be paid from this cash (a) lease operating expenses; (b) production taxes; (c) other state and federal taxes paid in cash (including taxes levied on the income of and paid by any Borrower), (d) cash payments made with respect to Hedging Agreements (if applicable); (e) amounts paid by Borrowers to acquire and/or maintain any bonds or letters of credit securing plugging and abandonment obligations with respect to the Properties as set forth in Schedule 6.19; (f) interest on the Loan to be paid to Lender pursuant to this Agreement during the relevant month; and (g) if no Event of Default exists, actual G&A Expenses up to the G&A Cap; provided that, for purposes of determining Borrowers’ compliance with Section 7.12 below, the amounts described in the preceding clause (f) will not be deducted when calculating Net Operating Cash Flow. For the avoidance of all doubt, Net Operating Cash Flow does not include cash receipts or disbursements attributable to third party Working Interest or third party Royalty Interest ownership, and net profits interests owned by third Parties that are not Affiliates of any Borrower.

“Net Revenue Interest” means, with respect to any Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to such Property, after deduction of Royalty Interests and other burdens on or paid out of such production.

“Notes” means the Revolving Loan Note and the Term Loan Note as the same may be modified, restated or rearranged from time to time.

“Obligations” means and include all loans and advances (including the Loan), debts, liabilities, obligations, covenants, duties and amounts owing or to be owing by any Borrower or any Affiliate of any Borrower to Lender or any Affiliate of Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty, letter of credit or other instrument, arising directly or indirectly, under the Loan Documents (including but not limited to the Swap Agreement), and all renewals, extensions and/or rearrangements of any of the foregoing. The term includes, but is not limited to, all interest, reasonable charges, expenses, consultants’ and attorneys’ fees and any other sum chargeable to any Borrower under this Agreement, the Notes, the Security Documents, or any of the Loan Documents and all Related Costs.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Operating Agreement” means (a) any joint operating agreements covering or relating to any one or more of the Properties and listed on Schedule 4.29 and (b) any subsequently executed joint operating agreement covering or relating to any one or more of the Properties that is approved in writing by Lender.

“Operator” means with respect to the Properties, operators (including any Borrower, as applicable), including contract operators, of the Properties, approved by Lender in writing pursuant to Section 6.15 and Section 8.5. The Operators for each of the Properties as of the date of execution of this Agreement are identified on Schedule 4.29.

“Other Taxes” has the meaning assigned such term in Section 2.13(b).

“Parent Company” means Imperial Corporation and Empire USA.

“Payment Date” means, prior to the repayment in full and final satisfaction of all Obligations (other than indemnity obligations and similar obligations that survive the termination of this Agreement), the twentieth (20th) day of each month, commencing cm February 20, 2008.

17

“Permitted Encumbrances” means (a) Liens for property taxes and assessments or governmental charges or levies, related to Borrower’s property, provided that payment thereof is not past due unless being contested in good faith by appropriate action promptly initiated and diligently concluded and for which appropriate reserves as may be required by the Accounting Standards have been made; (b) (i) Liens on cash and Cash Equivalents securing the performance of bids, tenders, trade or government contracts or leases (other than Capital Leases) or licenses or to secure statutory obligations, surety, performance or appeal bonds, letters of credit or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the acquisition of inventory or other property and (ii) Liens, other than any Liens imposed by ERISA, arising in the ordinary course of business or incidental to the ownership of Properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, carrier’s, mechanic’s, builder’s, suppliers’ materialmen’s, repairmen’s, vendors’, warehousemen’s, architects’ attorneys’ Liens, and Liens of operators and non-operators arising under Operating Agreements) for sums not pest due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as may be required by the Accounting Standards have been made; (c) survey exceptions, issues with regard to the merchantability of title, easements or reservations, or rights of others for rights-of-way, servitudes, Utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which could not reasonably be expected to have a Material Adverse Effect; (d) Liens permitted by Lender in writing; (e) Liens on Properties in respect of judgments or awards, the Debt with respect to which it is permitted hereunder; (f) Liens against specific Equipment securing Debt permitted hereunder; and (g) the specific exceptions and encumbrances affecting one or more of the Properties as described in the Mortgages, BUT ONLY INSOFAR as those exceptions and encumbrances are valid and subsisting and are enforceable against the particular Lease which is made subject to those exceptions and encumbrances.

“Permitted Equity Transaction” means the issuance of one or more classes of securities, including Debt or Equity Interests, by any Borrower for the purpose of raising additional equity, which securities may include such features regarding convertibility, rate of interest and other terms as determined by the Borrower; provided that, prior to the issuance of such securities, Borrowers shall cause the holder of such securities to execute and deliver to Lender an Intercreditor and Subordination Agreement, in the form of Exhibit M,

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other similar organization, Governmental Authority, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Property” means all personal property of every kind, whether now owned or later acquired, including all goods (including Equipment), documents, accounts, chattel paper (whether tangible or electronic), money, deposit accounts, letters of credit and letter-of-credit rights (without regard to whether the letter of credit is evidenced by a writing), documents, securities and all other Investment property, supporting obligations, any other contract rights (including all rights in transportation agreements, processing agreements, delivery agreements and seismic agreements related to the Properties) or rights to the payment of money, insurance Claims and proceeds, all general intangibles (including all payment intangibles and rights to seismic and other geophysical data) and all permits, licenses, books and records related to the Properties or the business of each Borrower as it relates to the Properties in any way whatsoever,

18

“Pledge Agreement” means a pledge agreement in form and substance acceptable to Lender, granting a security interest in Equity Interests to Lender to secure the Obligations.

“Pledged Interests” has the meaning assigned such term in Section 3.2.

“Prime Rate” means, with respect to any period, the greater of (i) the prime rate of interest specified by the Wall Street Journal and (ii) the Federal Funds Rate plus 0.50% per annum, in each case changing from time to time as and when that rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Production Volumes” means, with respect to the Properties or any portion thereof, the product of Borrowers’ Net Revenue Interest multiplied by gross Hydrocarbons produced from all Properties or any portion thereof, as applicable.

“Project Account” means the account identified in Section 2.8(a) or as otherwise specified in writing to any Borrower by Lender.

“Property” or “Properties” means, collectively the property of Borrowers, including without limitation, the Properties described on Exhibit A, attached hereto as the same may be amended from time to time, and includes, without limitation, all Leases and all other real and personal property of each Borrower, whether now owned or later acquired and without regard to whether such property is related to any of the Leases, including but not limited to all Personal Property and all Basic Documents associated therewith. For the purposes of this Agreement, each Borrower will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. “Properties” shall include all real property acquired by Borrower, directly or indirectly, from and alter the Closing Date, whether or not described on Exhibit A hereto.

“Property Operating Statement” means a monthly statement substantially in the form of Exhibit F, to be prepared and delivered by Empire USA to Lender in accordance with Section 2.7(b).

“Proved Developed Non-Producing Present Value” or “PDNP Present Value” means the present value discounted at ten percent (10%) of future net revenues attributable to all PDNP Reserves from the Properties calculated based on a Reserve Report prepared in accordance with Section 5.6.

“Proved Developed Producing Present Value” or “PDP Present Value” means the present value discounted at ten percent (10%) of future net revenues attributable to all PDP Reserves from the Properties calculated based on a Reserve Report prepared in accordance with Section 5.6.

19

“Proved Reserves” has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question; “Proved Developed Producing Reserves” or “PDP Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in such definitions; “Proved Developed Non-Producing Reserves” or “PDNP Reserves” means Proved Reserves which are categorized as both “Developed” and “Non-Producing” in such definitions; and “Proved Undeveloped Reserves” or “PUD Reserves” means Proved Reserves which are categorized as “Undeveloped” in such definitions.

“Proved Undeveloped Present Value” or “PUD Present Value” means the present value discounted at ten percent (10%) of future net revenues attributable to all PUD Reserves from the Properties calculated based on a Reserve Report prepared in accordance with Section 5.6.

“Purchasers” means all Persons listed on Exhibit J, including Operators or any other parties as selected by an Operator pursuant to the powers of the Operator under an Operating Agreement or pursuant to an applicable pooling Order or otherwise approved in writing by Lender, who purchase Hydrocarbons or distribute revenues allocable to the purchase of Hydrocarbons attributable or allocable to Empire USA’s Net Revenue Interest in the Properties.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Recipient Parties” has the meaning assigned to such term in Section 2.9(c).

“Related Costs” means the reasonable fees and expenses of counsel for Lender and other consultants for Lender and Lender’s other out-of-pocket expenses incurred in connection with the due diligence, negotiation and preparation of documents relating to the Loans and execution, delivery and filing and/or recording of the Loan Documents together with any amendments, supplements or modifications thereto or administration or enforcement thereof.

“Release” means Hazardous Materials that are pumped, spilled, leaked, disposed of, emptied, discharged or otherwise released into the environment in violation of Governmental Requirements.

“Remedial Work” has the meaning assigned to that term in Section 6.3(a).

“Reserve Report” has the meaning assigned to that term in Section 5.6(a).

“Revolving Loans” is defined in Section 2.1(a)(i).

“Revolving Loan Commitment” has the meaning assigned such term in Section 2.1(a)(i).

“Revolving Loan Note” means the promissory note in the form of Exhibit B-2 that evidences the Revolving Loans.

“Revolving Loan Undrawn Commitment” means the difference between the Revolving Loan Commitment and the outstanding Revolving Loans.

20

“Royalty Interest” means an expense free interest retained by a mineral lessor in a Lease, an overriding royalty reserved by or conveyed to a Person or any other expense free right to receive production or revenues from a Property or Lease.

“Security Agreements” means, collectively, each Pledge Agreement, the Parent Companies Deed of Charge and any security agreement executed by any Borrower, as debtor, in favor of Lender, as secured party, in form and substance satisfactory to Lender in its sole discretion.

“Security Documents” means this Agreement, the Mortgages, the Security Agreements, the Subordination Agreements, financing statements, the Deposit Account Control Agreement and any other agreement or writing evidencing any assignment, Lien, encumbrance or security interest executed in favor of Lender or any of its Affiliates in or on the Collateral and any other documents relevant thereto; provided, however, that “Security Documents” shall not include the Warrants or the Warrant Agreement.

“Selection Notice” has the meaning set forth in Section 2.5(a).

“Solvent” means that, as of the date on which a Person’s solvency is to be measured: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including income tax liabilities) as they become absolute and matured; and (b) it is able to meet its debts as they mature.

“Subordination Agreement” means a subordination agreement or agreements substantially in the form of Exhibit G.

“Subsidiary” means any Person of which fifty percent (50%) or greater of the issued and outstanding Equity Interests having ordinary voting power for the election of directors, members or general partners is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

“Swap Agreement” means any ISDA Master Agreement and the schedule thereto executed between any Borrower and Lender or any Affiliate of Lender, together with any confirmation of trade thereunder, and (unless any such requirements are waived in writing by MBL in its sole and absolute discretion) in accordance with MBL’s “Terms and Conditions of Investment Business and Client Registration Form (Corporate Account)” attached as Exhibit K.

“Synthetic Lease” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with the Accounting Standards, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” has the meaning assigned to that term in Section 2.13(a).

21

“Taxing Authorities” means any Governmental Authority that has the power to impose taxes upon Borrowers, Parent or any of the Collateral.

“Term Loan” means the Tranche A-1 Term Loans, Tranche A-2 Term Loans, Tranche B Term Loans and Tranche C Term Loans.

“Term Loan Note” means, collectively, one or more promissory notes substantially in the form of Exhibit B-1 executed by each Borrower and delivered to Lender (including any successors to and assignees of Lender), together with all renewals, extensions and rearrangements.

“Total Adjusted Present Value” means an amount, based on the most recent Reserve Report, equal to the sum of (i) the PDP Present Value plus (ii) the PDNP Present Value plus (iii) the PUD Present Value; provided, however, if the sum of PDNP Present Value plus the PUD Present Value exceeds fifty percent (50%) of the amount that would otherwise be the Total Adjusted Present Value, the Total Adjusted Present Value will be an amount equal to twice the sum of PDP Present Value; and provided further that, in calculating the Total Adjusted Present Value, Lender will make appropriate adjustments for material purchases, sale and discoveries of Hydrocarbon reserves by each Borrower since the effective date of the last Reserve Report; provided further that, for purposes of calculating whether the Tranche B Test is satisfied, the Reserve Report on which the Total Adjusted Present Value is based will be subject to such further adjustments for production, operating expenditures and capital expenditures as Lender may reasonably determine.

“Total Committed Obligations” means, as of any date, the total monetary Obligations owing to Lender under this Agreement and the Swap Agreement (including any Loans that Lender has unconditionally committed to make but has not yet funded and including the face amount of any unfunded letter of credit).

“Tranche” means any of Tranche A-1, Tranche A-2, Tranche B or Tranche C Loans.

“Tranche A-1 Term Loan” has the meaning assigned to that term in Section 2.1(b)(i).

“Tranche A-2 Term Loan” has the meaning assigned to that term in Section 2.1(b)(ii).

“Tranche B Term Loan” has the meaning assigned to that term in Section 2.1(b)(iii).

“Tranche B Test” means the ratio of the Total Adjusted Present Value to Borrowers’ Net Debt exceeds 1.5.

“Tranche C Term Loan” has the meaning assigned to that term in Section 2.1(b)(iv).

“UCC” means the Uniform Commercial Code presently in effect in the State of New York or other applicable jurisdiction.

22

“USA PATRIOT Act” means the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. 707-56, as amended, and regulations promulgated thereunder as in effect from time to time.

“USD,” “$,” “dollars” or “US Dollars” means currency of the United States of America.

“Warrant Agreement” means the Warrant Agreement executed by Empire USA in favor of Lender dated the date of this Agreement in the form of Exhibit N.

“Well” means any existing oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties or any well which may hereafter be drilled and/or completed on any of the Properties, or any facility or Equipment in addition to or replacement of any well.

“Working Interest” means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

Section 1.2.          Other Capitalized Terms. Capitalized terms not otherwise defined in Section 1.1 shall have the meanings given them elsewhere in this Agreement.

Section 1.3.          Exhibits and Schedules. All exhibits and schedules attached to this Agreement are part of this Agreement for all purposes.

Section 1.4.          Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document. Nothing contained in this Section 1.4 will be construed to authorize any renewal, extension, modification, amendment or restatement.

Section 1.5.          References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only, do not constitute any part of those subdivisions and will be disregarded in construing the language contained in those subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections of this Agreement in which those phrases occur. The word “or” is not exclusive; the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter Benders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in Part, and in effect from time to time, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (c) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including.” No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

23

Section 1.6.          Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared, based on the combined and consolidating financial statements of the Borrower in accordance with the Accounting Standards applied on a consistent basis.

Article II
LOANS

Section 2.1.          Maximum Commitments; Development Plan.

(a)          Revolving Loans.

(i)          Subject to the terms and conditions of this Agreement, Prior to the Availability Termination Date for Revolving Loans, Lender agrees to make senior secured revolving loans (the “Revolving Loans”) to Borrower not to exceed the lesser of (1) the Borrowing Base or (2) Fifty Million Dollars $50,000,000 (the “Revolving Loan Commitment”) for the purposes set forth in Section 6.18.

(ii)         Each Borrower acknowledges that Lender does not intend to advance to such Borrower any amount which would at any point in time exceed lesser of the Revolving Loan Commitment or the Borrowing Base; provided, however, if the outstanding Revolving Loans of such Borrower exceed the Revolving Loan Commitment or the Borrowing Base, all obligations will nevertheless constitute Obligations under this Agreement and be entitled to the benefit of all of Lender’s security interests in, and mortgage Liens on, the Collateral.

(iii)        All Revolving Loans will be fully due and payable on the Maturity Date for Revolving Loans. Amounts repaid in respect of the Revolving Loans may be reborrowed until the Availability Termination Date and subject to the terms and conditions of this Agreement.

(b)          Term Loans. Subject to the terms and conditions of this Agreement, prior to the applicable Availability Termination Date, Lender agrees to make available to Borrowers a multiple-advance term loan (the “Term Loan”) not to exceed in the aggregate Fifty Million Dollars ($50,000,000) (the “Maximum Term Loan Commitment”) in the amounts and for the purposes set forth below:

(i)          Tranche A-1 Term Loan. Up to Three Million Five Hundred Thousand Dollars ($3,500,000.00) of the Term Loan shall be used exclusively (A) to refinance Debt existing immediately prior to Closing as approved by Lender (“Tranche A-1 Term Loan”) and (B) of which up to Five Hundred Thousand Dollars ($500,000) of the Tranche A-1 Term Lean may be used to pay costs and related fees associated with Closing,

24

(ii)         Tranche A-2 Term Loan. Up to One Million Five Hundred Thousand Dollars ($1,500,000.00) of the Term Loan shall be used to pay capital costs associated with the development of the Properties in accordance with the Development Plan. (“Tranche A-2 Term Loan”).

(iii)        Tranche B Term Loan. Up to Nine Million One Hundred Thousand Dollars ($9,100,000.00) of the Term Loan shall be used to pay additional capital costs associated with the development of the Properties in accordance with the Development Plan (“Tranche B, Term Loan”), provided, however, no Advances shall be made under this Section 2.1(b)(iii) unless, at the time such Advance is to be made, the Tranche B Test is satisfied.

(iv)        Tranche C Term Loan. Up to Thirty Five Million Nine Hundred Thousand Dollars ($35,900,000.00) shall be used for the acquisition of additional Properties and the further development all of the Properties in accordance with the then current Development Plan and as approved by Lender in its the sole discretion (“Tranche C Term Loan”).

(c)          Tranches Generally. Each Borrower acknowledges that Lender does not intend to advance to all the Borrowers in aggregate any Term Loans which would at any point in time exceed the Maximum Term Loan Commitment; provided, however, if the Term Loans of all the Borrowers in aggregate exceed the Maximum Term Loan Commitment, all obligations will nevertheless constitute Obligations under this Agreement and be entitled to the benefit of all of Lender’s security interests in, and mortgage Liens on, the Collateral. The Term Loan will be fully due and payable on the Maturity Date. Amounts repaid in respect of the Term Loan may not be reborrowed. Lender will have no obligation to make any Advance under any tranche unless Lender has received, in form and substance satisfactory to it in its sole and absolute discretion, (1) documentation and other evidence required by Article IX (as applicable), or has waived in writing the requirement for the same, and (2) a revised Development Plan covering the projects contemplated for said tranche. Additionally, to the extent the fall amount of funds available for said tranche are not needed for the purposes set out above, such funds shall not be available for any other purpose or under any other tranche and shall be immediately cancelled without further action by or notice to any Person. Notwithstanding the foregoing, upon Lender making a decision to fund a portion of any tranche in order to fund the projects contemplated for said tranche in a revised Development Plan (to be approved by Lender in its sole and absolute discretion), Lender shall notify Borrowers in writing of such decision and such notice shall specify the amount of Advances that Lender has committed to fund under said tranche. Following Lender’s delivery of a written notice to Borrowers specifying the approved tranche, the making of the Advance(s) contemplated by said approved tranche will be subject only to the satisfaction of the conditions set forth in Article IX below.

(d)          Development Plan. Borrowers’ initial Development Plan covering the development activities contemplated for Advances under Tranches A-2 and B for at least the first twelve (12) months following Closing is attached to this Agreement as Schedule 2.1.

25

Section 2.2.          Cancellation of Commitments. Beginning on the Closing Date and continuing through the applicable Availability Termination Date, Borrowers may cancel the unused portion of any Commitment by giving Lender not less than ten (10) Business Days’ Notice. Any partial cancellation must be done in a minimum amount of One Hundred Thousand Dollars $100,000 and in integral multiples of $100,000. Each notice of cancellation is irrevocable and Lender is relieved of all funding obligations for the particular Commitment in the amount specified in the cancellation notice.

Section 2.3.          Advance Procedure.

(a)          Advance Requests. In connection with each Advance under the Loan, a Borrower will submit to Lender a single written Advance Request substantially in the form of Exhibit C not later than 11 :00 p.m. New York time, at least three (3) Business Days prior to the date on which the Advance, if approved, is to be made; provided, however, that Lender will have no obligation to make any Advance unless and until all of the conditions set forth in this Article II and the applicable conditions in Article IX have been satisfied or waived in writing by Lender. Each Advance Request must be accompanied by copies of all approved AFEs defined in the Development Plan, and invoices or other supporting documentation satisfactory to Lender evidencing the amounts to be paid out of the Advance. Each AFE delivered to Lender will detail, on a line item basis, all amounts Advanced to date by each Lender under that AFE and the amount requested under the Advance Request. Unless Lender provides such Borrower with written notice during such three (3) Business Day period describing in detail objections to the Advance Request, then Lender will be deemed to have acknowledged such Advance Request and process the Advance contained therein. Unless otherwise agreed to in writing by Lender, all Advances to such Borrower will be made to an account or accounts specified in Schedule 4.42.

(b)          Approval of AFEs. Notwithstanding Section 2.3(a) above, as supporting documentation to the initial Development Plan or any revised Development Plan, a Borrower shall submit to Lender an AFE (including all supporting documentation) for written approval at least fifteen (15) days in advance of the date it will be seeking to make the first advance with respect to that AFE. If a Borrower seeks to amend an approved AFE to materially change the scope of the work to be done or seeks an increase of more than ten percent (10%) in the amount of any approved AFE, such Borrower shall submit to Lender an additional AFE (including all supporting documentation) with respect to that change or increase, and that additional AFE will be subject to approval on the same basis as any other new AFE. No Advance will be made for the development of the Properties or the completion of any Well unless that Advance relates to an AFE that has been approved in writing by Lender in its sole discretion. No Loan will be made in connection with any AFE if the making of the Advance (or any part of it) will result in the amount actually borrowed under the “Drilling” or “Completion” categories of the AFE to exceed the amounts previously approved in writing by Lender unless otherwise agreed in writing by Lender. Notwithstanding this Section 2.3(b), Lender will have no obligation to make any Advance unless and until all of the conditions set forth in this Article II and the applicable conditions set forth in Article IX have been satisfied.

(c)          Minimum Advance. Unless otherwise agreed by Lender the minimum amount of any Advance under any Tranche will be Two Hundred Fifty Thousand Dollars (5250,000) except to the extent a lesser amount remains available under such Tranche.

26

(d)          Authorized Signatories. Schedule 2.3(d) lists the Persons authorized to make an Advance Request on behalf of each Borrower and an original signature of each Person. Unless specified on Schedule 2.3(d), only one (1) signature from a Person listed on Schedule 2.3(d) is required for an Advance Request.

Section 2.4.          Notes. Each Borrower’s obligation to repay the Loans will be evidenced by a Term Loan Note or Revolving Loan Note, as applicable, in favor of Lender. The Notes will be dated as of and delivered to Lender on the Closing Date.

Section 2.5.          Interest Selection.

(a)          Borrowers may select the Contract Rate by indicating such on an applicable Advance Request or by delivering a selection notice substantially in the form of Schedule 2.5(a) (the “Selection Notice”) to Lender at least three (3) Business Days prior to the end of the current Interest Period. If Borrowers elect for the Advances to bear interest at the LIBOR (a “LIBOR Loan”), then the Selection Notice must also select (i) the duration of the initial Interest Period for an Advance in the applicable Advance Request for that, and (ii) the duration of the next Interest Period for that Loan. If Borrowers select the Prime Rate then such Advance shall be considered a “Base Rate Loan.”

(b)          If Borrowers fail to deliver a Selection Notice to Lender before the close of business, London time, at least two (2) Business Days prior to the last day of an Interest Period, the relevant Interest Period will be the same as that applicable in the preceding Interest Period.

(c)          An Interest Period shall not extend beyond the Maturity Date.

(d)          Each Interest Period shall start on the date of the Advance or (if already made) on the last day of its preceding Interest Period.

(e)          If the LIBOR is not available at the close of business, London time, two (2) Business Days prior to the Advance or start of the Interest Period, then the Contract Rate for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)          the Applicable Margin that would otherwise apply; and

(ii)         the rate per annum reflecting the approximate cost to Lender of funding that Advance from whatever source it may reasonably select.

(f)          If the Contract Rate is calculated in accordance with paragraph (e) above and Lender or Borrowers so require, Lender and Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

27

(g)          Continuation Options. Subject to the provisions made in this Section 2.5(g) Borrowers may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving a Selection Notice on or before the close of business (London time) two (2) Business Days before the end of an Interest Period, specifying the amount of such LIBOR Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, such Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.5(h). All or any part of any LIBOR Lean may be continued as provided herein, provided that (i) any continuation of any such LIBOR Loan shall be (as to each LIBOR Loan as continued for an applicable Interest Period) in amounts of at least One Hundred Thousand Dollars ($100,000) or any whole multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.

(h)          Conversion Options. Borrowers may convert all for any part of any Loan to a Base Rate Loan or to a LIBOR Lean by giving a Selection Notice on or before the close of business (London time) two (2) Business Days before the end of an Interest Period. All or any part of any outstanding Loans, may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least One Hundred Thousand Dollars ($100,000) or any whole multiple or One Hundred Thousand Dollars ($100,000) in excess thereof and (ii) there may be no more than live (5) Interest Periods applicable to LIBOR Loans outstanding at any one time.

Section 2.6.          Interest Computation.

(a)          The Loans shall bear interest at the Contract Rate for the period commencing on the date of each Loan until all Obligations are paid in full in accordance with this Agreement. Upon the occurrence and during the continuation of an Event of Default, the rate of interest applicable to the Loans will be equal to the lesser of (i) the Highest Lawful Rate and (ii) two percent (2.0%) over the Contract Rate (the “Default Rate”). In addition, if any principal of or interest on any Loan or any fee or other amount payable by Borrowers or any other obligor hereunder or under any other Lean Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, alter as well as before judgment, at a rate per annum equal to the Default Rate.

(b)          All interest on Loans will be computed on the actual number of days elapsed over a year comprised of 360 days and will be due and payable in accordance with Section 2.7 in immediately available Rinds monthly in arrears on the Payment Date for such Loans and in full on the Maturity Date for such Loans.

(c)          The applicable interest rate shall be determined by Lender, and its determination shall be conclusive, absent manifest error, and binding upon the parties hereto.

Section 2.7.          Repayment of Principal of and Interest: Net Operating Cash Flow.

(a)          Payment of Obligations. On each Payment Date, commencing on March 20, 2008, Borrowers will, pay to Lender the greater of (i) Applicable Percentage of Net Operating Cash Flow to be applied as set forth in Section 2.7(c) and (ii) the interest accrued on the outstanding balance of the Loans through the applicable Payment Date.

28

(b)          Calculation of Net Operating Cash Flow. Net Operating Cash Flow will be calculated by Lender based on the Property Operating Statement. Empire USA shall prepare and deliver the Property Operating Statement to Lender no later than forty-five (45) days after each month. The Property Operating Statement will detail, without limitation, Borrowers’ Production Volumes, revenue, lease operating expenses, production taxes and other state and federal taxes paid, general and administrative expenses, cash payments made with respect to commodity hedging and any other income with respect to each Property comprising the Properties relating to production and operations for the month prior to the immediately preceding month.

(c)          Application of Funds. Payments will be applied as follows:

(i)          Payments due under the Loan will be applied first to unpaid fees (including the Standby Fee and Facility Fee), LIBOR Breakage Costs and Related Costs, second to accrued interest on the Loan, third to principal on the Term Loan and fourth to principal under the Revolving Loan.

(ii)         Except as otherwise provided in Section 2.7(c)(iii) below, any prepayments made on the Loan will be applied first to principal on the Term Loan, second to accrued interest on the Term Loan, third to principal on the Revolving Loan and fourth to accrued interest on the Revolving Loan.

(iii)        Any voluntary prepayments made on the Revolving Loan and any prepayments on the Revolving Loan required as a result of a redetermination of the Borrowing Base in accordance with Section 2.16 below will be applied first to principal on the Revolving Loan and second to accrued interest on the Revolving Loan.

Section 2.8.          Time and Place of Payments

(a)          Project Account. All payments (whether of principal, interest, fees, Related Costs, indemnities or otherwise) to be made by Borrowers to Lender will be made by wire transfer in immediately available funds not later than 11:00 p.m., New York time, on each Payment Date, to Lender to the account as set forth on Schedule 2.8(a), (the “Project Account”) or to any other account Lender may designate in writing to Borrowers from time to time.

(b)          Business Days. If any payment to be made under this Agreement falls due on a day that is not a Business Day, the payment will be payable on the next succeeding Business Day.

Section 2.9.          Borrowers Sub-Account.

(a)          Collection of All Funds. Borrowers shall direct and use commercially reasonable efforts to cause all Purchasers of Hydrocarbons, any Operator, all other obligors and, if applicable, all payors of Royalty Interests, no profit interests and production payment interests and any other customers of each Borrower to deposit all payments of any nature due and owing to any Borrower directly into the Project Account, and, if any Borrower shall nonetheless receive any such funds, it shall promptly (but in any event, by the following Business Day) deposit them in the Project Account; provided, however, that Purchasers of Hydrocarbons or the Operator may make distributions directly to Royalty Interest owners and other third-party payees. Lender will establish a sub-account (the “Borrowers Sub-Account”) on its internal books and records and credit to the Borrowers Sub-Account all collected funds which constitute payments referred to in the preceding sentence at the time the amount to be credited has been identified to Lender’s reasonable satisfaction. Each Borrower hereby irrevocably authorizes Lender to debit the Borrowers Sub-Account for the payment of all Obligations when due in accordance with Section 2.7. To the extent a Borrower receives payment directly from an Operator or any Purchaser of Hydrocarbons, it shall immediately remit such payment to such Borrower’s Project Account.

29

(b)          Request for Disbursement for Direct Operating Expenses and Remaining Net Operating Cash Flow. Concurrently with Borrowers’ delivery to Lender of the Property Operating Statement for each Payment Date, and if no Event of Default exists (except as required by applicable laws and regulations), Borrowers may, on a monthly basis, en at least five (5) Business Days’ written notice, request a release of funds credited to the Borrowers Sub-Account on or after the Payment Date (i) in Order to pay the lease operating expenses incurred for the month Prior to the immediately preceding month, and (ii) as to any remaining portion of Net Operating Cash Flow not required to be paid to the Lender under this Agreement or any of the other Loan Documents, for the Borrower to use to pay G&A Expenses (to the extent not permitted to be deducted in the calculation of Net Operating Cash Flow) and for other general business purposes. The request will be accompanied by appropriate documentation substantiating the payments to be made, including each Borrower’s monthly joint interest billing invoices and revenue distribution statements. Unless Lender provides Borrowers with written notice during such five (5) Business Day period describing in reasonable detail the objections to the Property Operating Statement, Lender will be deemed to have acknowledged such Property Operating Statement and, pursuant to the terms and conditions of this Agreement, will release the funds to pay the amounts set forth therein.

(c)          Amounts Owed to Other Interest Owners: Taxes. Notwithstanding anything to the contrary in this Section 2.9, any amounts deposited into the Project Account owing to (i) third party Working Interest and Royalty Interest holders and (ii) Governmental Authorities for taxes or payments measured by production will be released by Lender to Borrowers upon receipt of a certificate from a Borrower detailing the amounts and the party to be paid so that such Borrower may return Chose amounts to the third party Working Interest and Royalty Interest holders and Governmental Authorities (throughout this paragraph, all such interest holders and Governmental Authorities are, collectively, the “Recipient Parties”); provided, however, Lender will, at its option, have the right, but not the Obligation, to make payments directly to the Recipient Parties upon the occurrence and during the continuation of an Event of Default; and provided, further, if Lender elects not to make these payments directly, Lender shall release sufficient funds to allow such Borrower to make the payments described in this Section 2.9(c) to the Recipient Parties, Except as provided in the preceding sentence, Lender may, upon the occurrence and during the continuation of an Event of Default, apply all of each Borrowers funds in the Borrowers Sub-Account against all due and unpaid Obligations. Lender will have the right to undertake audit procedures during normal business hours and upon prior notice to periodically confirm that the payments described in this Section 2.9(c) have been made by each Borrower.

Section 2.10.         Optional Prepayment of the Term Loan. Borrowers will have the right to prepay the Term Loan, in whole or in Part at any time without penalty or premium, except for LIBOR Breakage Costs resulting from such prepayment. Each prepayment shall be in minimum amount of $100,000 or any integral multiple of $100,000.

30

Section 2.11.         Mandatory Prepayment of the Term Loan.

(a)          Borrowers shall promptly pay to Lender one hundred percent (100%) of all net proceeds from the sale of any Collateral (excluding sales of Hydrocarbons in the ordinary course of business and the sale of Equipment pursuant to the Security Agreement). All amounts paid by Borrowers to Lender under this Section 2.11 will be immediately applied as a prepayment of the principal balance of the Term Loan.

(b)          Mandatory Prepayment From Borrowing Base Redetermination. Within thirty (30) days After receipt of written notice from Lender that the outstanding Revolving Loans and all other Obligations relating to Revolving Loans exceeds the Borrowing Base (a “Loan Excess”) following a redetermination of the Borrowing Base, Borrowers must either (i) prepay the principal of the Revolving Loans in an aggregate amount at least equal to such Loan Excess, (ii) add to the Properties additional oil and gas properties of Borrowers sufficient in value, as determined at Lender’s sole discretion, to increase the Borrowing Base enough to eliminate the Loan Excess, or (iii) elect by written notice delivered to Lender to repay the Loan Excess in not more than three installments, each in the amount of at least one third (1/3) of the original amount of the Loan Excess (or the remaining unpaid balance of such Loan Excess, if less than one third (1/3) thereof remains), in which case Borrowers shall pay the first of such three (3) installments on the date that is thirty (30) days after the date of the redetermination of the Borrowing Base and pay each of the next two (2) installments on or before the expiration of sixty (60) and ninety (90) days, respectively, after the date of such redetermination.

Section 2.12.         Revenues Remaining in the Borrowers Sub-Account. Upon the discharge by Borrowers of all Obligations owed by it to Lender (other than indemnity and similar obligations that survive the termination of this Agreement), Lender will pay promptly to Borrowers all funds remaining, if any, in the Borrowers Sub-Account.

Section 2.13.         Taxes.

(a)          Taxes Not Deducted from Payments to Lender. All payments made by Borrowers under this Agreement will be made free and clean of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all similar liabilities (collectively, “Taxes,”); provided that, as used in this Section 2.13, the defined term “Taxes” shall exclude, in the case of any Lender, taxes, levies, imposts, deductions, charges or withholdings and all similar liabilities imposed on its income, and franchise or similar taxes imposed on it, by any jurisdiction (or political subdivision thereof) where Lender is organized, conducts business or maintains its lending Office and taxes, levies, imposts, deductions, charges or withholdings and all similar liabilities that would not have been imposed but for a connection (other than a connection arising solely as a result of the transactions contemplated by this Agreement) between Lender and the jurisdiction imposing such tax, levy, impost, deduction, charge, withholding or similar liability. If Borrowers are required by law to deduct any Taxes from any sum payable to any Lender, (i) the sum payable will be increased by an amount so that, alter making all required deductions (including deductions applicable to additional rums payable under this Section 2.13) Lender will receive an amount equal to the sum it would have received had no deductions been made, (ii) such Borrower will deduct from the sum payable to Lender an amount sufficient to pay the Taxes and pay the balance to Lender, and (iii) such Borrower will promptly pay the full amount deducted to the relevant Taxing Authority or other Governmental Authority in accordance with applicable law.

31

(b)          Other Taxes. In addition, and to the fullest extent permitted by applicable law, each Borrower agrees to pay any present or future stamp, documentary, mortgage registration or similar taxes or any other excise or property taxes, charges or similar levies that arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, or any other Loan Documents (collectively, the “Other Taxes”).

(c)          INDEMNIFICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND PROVIDED, THAT THERE IS NO DEFAULT OF LENDER REPRESENTATIONS OR OBLIGATIONS CONTAINED IN THIS AGREEMENT, BORROWER WILL INDEMNIFY LENDER FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13 AND PAID BY LENDER) PAID BY LENDER (ON BEHALF OF BORROWER), AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND REASONABLE EXPENSES) ARISING FROM OR WITH RESPECT TO THOSE AMOUNTS, WHETHER OR NOT THE TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. ANY PAYMENT PURSUANT TO THE INDEMNIFICATION DESCRIBED IN THIS SECTION 2.13 WILL BE MADE BY BORROWER WITHIN THIRTY (30) DAYS AFTER THE DATE LENDER MAKES WRITTEN DEMAND FOR THOSE PAYMENTS. SUCH LENDER’S DEMAND WILL STATE WITH SPECIFICITY THE BASIS FOR THE TAX, IDENTIFY THE TAXING AUTHORITY ASSERTING THE TAX AND CERTIFY THAT LENDER HAS PAID THE TAX.

(d)          Certification of Tax Status By Lender. Lender agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to Borrowers a duly completed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to Borrowers a United States Internal Revenue Service Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Lender further agrees to deliver to Borrowers (A) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (B) alter the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrowers. All forms or amendments described in the preceding sentence shall certify that Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent Lender from duly completing and delivering any such form or amendment with respect to it and Lender advises the Borrowers that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

32

(e)          Certain Events Not Entitled to Indemnification. For any period during which Lender has failed to provide Borrowers with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the Interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), Lender shall not be entitled to indemnification under this Section 2.13 with respect to Taxes imposed by the United States; provided that, if Lender becomes subject to Taxes because of its failure to deliver a form required under clause (d) above, Borrowers shall take such steps as Lender shall reasonably request to assist Lender to recover such Taxes.

(f)          Documentation of Exemptions. To the extent Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or on any Note pursuant to the law of any relevant jurisdiction or any treaty, Lender shall deliver to Borrowers, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)          INDEMNIFICATION BY LENDER FOR CERTAIN TAX CLAIMS. IF THE U.S. INTERNAL REVENUE SERVICE OR ANY OTHER GOVERNMENTAL AUTHORITY ASSERTS A CLAIM THAT THE BORROWER DID NOT PROPERLY WITHHOLD TAX FROM AMOUNTS PAID TO OR FOR THE ACCOUNT OF LENDER (BECAUSE THE APPROPRIATE FORM WAS NOT DELIVERED OR PROPERLY COMPLETED, BECAUSE LENDER FAILED TO NOTIFY BORROWER OF A CHANGE IN CIRCUMSTANCES WHICH RENDERED ITS EXEMPTION FROM WITHHOLDING INEFFECTIVE, OR FOR ANY OTHER REASON), LENDER SHALL INDEMNIFY BORROWER FULLY FOR ALL AMOUNTS PAID, DIRECTLY OR INDIRECTLY, BY BORROWER AS TAX, WITHHOLDING THEREFOR, OR OTHERWISE, INCLUDING PENALTIES AND INTEREST, AND INCLUDING TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE TO BORROWER UNDER THIS SUBSECTION, TOGETHER WITH ALL COSTS AND EXPENSES RELATED THERETO (INCLUDING ATTORNEYS’ FEES). THE OBLIGATIONS OF LENDER UNDER THIS SECTION 2.13(G) SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND TERMINATION OF THIS AGREEMENT.

(h)          Effect of Tax Refund, Lender shall use its reasonable efforts to obtain in a timely Fashion any refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by the Borrowers pursuant to this Section 2.13. If Lender receives a benefit in the nature of a refund, deduction or credit (including a refund in the form of a deduction from or credit against taxes that are otherwise payable by Lender) of any Taxes or Other Taxes with respect to which the Borrowers have made a payment under this Section 2.13, Lender will notify Borrowers and agrees to reimburse the Borrowers to the extent of the benefit of such refund, deduction or credit promptly alter Lender reasonably determines that such refund, deduction or credit has become final; provided, that nothing contained in this Section 2.13(h) shall require Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) or to attempt to obtain any such refund, deduction or credit, which attempt would be inconsistent with any reporting position otherwise taken by Lender on its applicable tax returns.

33

Section 2.14.         Fees.

(a)          Advance Fee. In connection with each Advance under the Revolving Loan, Borrowers shall pay to Lender a non-refundable fee equal to 1.5% of any such Advance payable upon the making of such Advance.

(b)          Facility Fee. At Closing, Borrowers will pay to Lender a non-refundable fee equal to 1.5% of the Tranche A-1 Loan Commitment and Tranche A-2 Loan Commitment.

(c)          Tranche B Fee. On the date on which Lender first notifies Borrowers that the Tranche 13 Test is satisfied, and on each subsequent date on which Lender notifies Borrowers of an increase in the Tranche B Confirmed Commitment, Borrowers shall pay to Lender, a fee equal to 1.5% of the Tranche B Confirmed Commitment.

(d)          Facility Fee. If Imperial Corporation or a Borrower has not completed a merger or an initial public offering of Equity Interests of Empire USA on terms reasonably acceptable to Lender on or before 26 February, 2011, or such tater date as Lender may approve, I in its sole and absolute discretion. Upon such initial public offering, Borrowers shall immediately pay to Lender a facility fee (“Facility Fee”) equal to 3.5% of the sum of the’, Revolving Loan Commitment, plus the amounts Lender has agreed to Advance under the Term Loans pursuant to Section 2.1(b) (in each instance, disregarding any portion of the commitment terminated pursuant to Section 2.2 above within thirty (30) days immediately preceding the date, an which the Facility Fee becomes due and owning to lender), If Lender and Borrowers do not agree to a deferred date of an initial public offering, the Facility Fee shall be paid on 26 February 2011.

Section 2.15.         LIBOR Breakage Costs. Each Borrower shall pay to Lender all LIBOR Breakage Costs within three (3) Business Days of demand by Lender. LIBOR Breakage costs shall be a Part of the Obligations for all purposes. Lender shall, as soon as reasonably practicable alter a demand by the Borrowers, provide a certificate confirming in reasonable detail the calculation of its LIBOR Breakage Costs for any Interest Period in which they accrue.

Section 2.16.         Borrowing Base

(a)          The Borrowing Base in effect as of the Closing is $3,000,000 (as redetermined in accordance with this Agreement, the “Borrowing Base”).

(b)          The Borrowing Base shall be redetermined from time to time a follows:

(i)          On or before each May 1 and November 1, the Borrowers shall deliver a Reserve Report to Lender that complies with Section 5.6. Within thirty (30) days following receipt of each such Reserve Report, Lender shall, in its Sole discretion, determine (or redetermine) the Borrowing Base, effective upon notification from Lender to Borrowers, or such other date set forth in such notice, in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time, and may also take into consideration the financial condition, debt, and business of the Borrowers, the Guarantors arid their respective Subsidiaries.

34

(ii)         Lender may redetermine the Borrowing Base one time between delivery of Reserve Reports, effective upon notification from Lender to Borrowers, or such other date set forth in such notice. Borrowers may request a redetermination one time between delivery of Reserve Reports.

(iii)        One time between the scheduled delivery of Reserve Reports, Lender may require in written notice that Borrowers deliver a Reserve Report having an effective date set forth in such notice, which must be delivered within 30 days of such notice.

(iv)        Borrowers and Lender acknowledge that due to the uncertainties of the Hydrocarbon extraction process, the Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and for this reason and the difficulties and expenses involved in liquidating and collecting against the Properties, Lender’s determination of the Borrowing Base that may be supported by the Properties contains an equity cushion, which cushion is acknowledged by Borrowers as essential for the adequate protection of Lender.

(c)          The Borrowing Base shall automatically be reduced in equal amounts on a monthly basis on the Payment Date commencing with, unless the parties otherwise agree, the calendar month immediately following each Borrowing Base redetermination. Concurrent with each redetermination, Lender shall establish the amount of the monthly Borrowing Base reduction that shall apply until the next redetermination. The initial monthly Borrowing Base reduction amount shall be equal to zero dollars ($0.00).

Section 2.17.         Conversion to Revolver. If each of the conditions precedent has been satisfied or waived by Lender for Tranche B Term Loans, including the Tranche B Test being greater than 1.5 to 1.0, and Lender has determined (in its sole discretion) that, following a review of an independently generated engineering assessment in relation to the Properties at that time, that the Borrowers have sufficient asset coverage to support commercially available revolving loans in addition to the Revolving Loan Commitment (that is, the collateral value of the Borrowers’ Proved Reserve would be sufficient to allow it to borrow on a revolving basis an amount equal to the outstanding principal Balance of the Tranche B Term Loans at the time or such other amount that is agreed to by Lender and Borrowers, from a bank or other financial institution on ordinary commercial terms), then the Borrowers and Lender will negotiate in good faith the terms on which Lender would consider converting such Tranche B Term Loans into a revolving credit facility (that is a facility that is capable of prepayment and redraw) with an advance limit calculated by Lender having regard to the Borrowers’ Proved Reserves and with repayments subject solely to borrowing Base redeterminations. Such conversion will be completed by the execution and delivery of Exhibit L.

35

Article III
SECURITY

Section 3.1.          Grant of Security Interests.

(a)          Mortgage and Security Interest. As collateral security for all of their Obligations to Lender under this Agreement and the other Loan Documents, each Borrower shall and hereby grants, assigns, transfers and conveys to Lender a first priority mortgage Lien on and first priority and perfected security interest in the Collateral subject only to the Permitted Encumbrances.

(b)          Notice of Assignment of Proceeds. All of Borrowers’ account debtors (including any Operator and Purchasers) relating to any Borrower’s Working Interest or Net Revenue Interest in the Properties will receive notification from Lender (as assignee) and Borrowers, substantially in the form of Exhibit H, that all proceeds from sales of all production or transmission of Hydrocarbons from, or allocable to, Borrower’s Net Revenue Interest in the Properties have been assigned to Lender and are to be paid into the Project Account. Each Borrower shall use its best efforts to cause all Purchasers to execute the assignment notifications to confirm their agreement to remit all proceeds from sales of all production from or allocable to each Borrower’s Net Revenue Interest in the Properties into the Project Account. Subject to applicable contractual obligations and restrictions, Lender will have the right to prohibit Borrowers from selling any Hydrocarbons from or allocable to the Properties to any Purchaser who refuses to timely acknowledge and abide by the payment instructions set forth in any notice under this Section 3.1(b).

(c)          Further Assurances. Borrowers will, upon request, execute and deliver to Lender any and all documents necessary or desirable, in the reasonable opinion of Lender, to create, perfect, maintain and preserve the priority of Lender’s Liens on the Collateral subject only to the Permitted Encumbrances. Each Borrower will, at its own expense, cause searches of the Uniform Commercial Code filing records or similar public records to be conducted at the reasonable request of Lender from time to time in order to evidence, perfect, maintain or continue perfection, or confirm the rights and remedies, of Lender in and to the Collateral granted by Borrowers, perfect those security interests in alter-acquired property, continue the perfection of all security interests granted by Borrowers and file financing statements against Borrowers relating to the security interests securing any Obligations. Each Borrower irrevocably authorizes Lender to prepare and file at any time and from time to time, in any filing office, initial financings statements and amendments to them necessary or convenient to the perfection or continuation of the security interests granted by Borrowers.

(d)          Release of Financing Statements. Upon the indefeasible payment in cash and performance in full of all Obligations (including, without limitation, any Obligation relating to the Swap Agreement) under this Agreement (other than indemnity obligations and similar obligations that survive the termination of this Agreement), Lender will deliver to Borrowers, at Borrowers’ expense, releases of all financing statements and all other Security Documents with an acknowledgment that the same have been terminated, and Borrowers shall deliver to Lender a general release of all of Lender’s liabilities and obligations under this Agreement and the other Loan Documents. The obligations of Imperial Corporation under the Warrant Agreement will survive the termination of this Agreement and the release of the Security Documents.

36

Section 3.2.          Pledged Interests. Borrowers will cause the Pledge Agreement (whether one or more) to be entered into on or before the Closing Date so as to gram to Lender, ‘as additional security for the Obligations, a first-priority security interest in all of the issued and outstanding Equity Interests of Empire Drilling and Empire E&P (the “Pledged Interests”).

Section 3.3.          Equipment.

(a)          Preservation of Equipment. All Equipment currently owned or hereafter acquired by or on behalf of Borrowers will be kept at the applicable Property or other places of business of Borrowers except as permitted by this Agreement or the applicable Mortgage or except with the prior written consent of Lender; provided, however, Borrowers or the Operator may dispose of Equipment in accordance with the terms of any applicable Operating Agreement and may dispose of obsolete, broken or worn Equipment without Lender’s consent but upon prompt notification to Lender Borrowers shall use reasonable commercial efforts to cause the Operator at all times to (i) keep correct and accurate records itemizing and describing the location, kind, type, age, condition and cost of and accumulated depreciation on all Equipment relating to the subject Operating Agreement and (ii) make those records available during the Operator’s usual business hours upon prior written notice to any of the officers, employees or agents of Borrowers and Lender.

(b)          Sale or Disposal of Equipment. Where a Borrower is permitted to dispose of any Equipment pursuant to this Agreement or any of the other Loan Documents or as expressly authorized in writing to do so by Lender, it shall do so, or shall use reasonable commercial efforts to cause the Operator to do so, at arm’s length, in good faith and by obtaining the maximum amount of recovery practicable and without impairing the operating integrity of the remaining Equipment.

Section 3.4.          Subordination Agreements. The Parent Companies and all Affiliates of each Borrower shall execute a Subordination Agreement in favor of Lender subordinating to the Obligations any existing or future Debt owed by Borrowers to such Person and subordinating or releasing (as deemed appropriate by Lender) any Lien in favor of such Person to the security interests and Liens of Lender.

Article IV
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make the Loans, each of the Borrowers make the following representations and warranties to Lender as of the Closing Date, each and all of which will survive the execution and delivery of this Agreement and continue until all Obligations (other than indemnity obligations and similar obligations that survive the termination of this Agreement) have been satisfied and Lender has no further commitment to make any Advance under this Agreement.

Section 4.1.          Formation and Existence. Each Borrower is a limited liability company duly formed, validly existing arid in good standing under the laws of the jurisdiction of organization. Each Borrower is qualified to do business in every other jurisdiction where the nature of its business or the ownership of its Property requires it to be so qualified and where failure to so qualify could reasonably be expected to have a Material Adverse Effect.

37

Section 4.2.          Executive Offices. The name of Each Borrower as listed in the public records of its jurisdiction of organization is Empire Energy USA, LLC, Empire Energy E&P, LLC, and Empire Drilling and Field Services, LLC, respectively. Borrowers’ principal place of business and chief executive offices are located at the address specified in Section 12.3 (or as set forth in a notice delivered pursuant to Section 12.3).

Section 4.3.          Capitalization; Ownership; Subsidiaries. One hundred percent (100%) of the Equity Interests in each Borrower are owned as set forth on Schedule 4.3 and one hundred percent (100%) of the Equity Interests of Empire Drilling and Empire E&P are covered by the Pledge Agreements which have been delivered to Lender. Except for the Equity Interests described in the preceding sentence, there are no other classes, types or designations of Equity Interests in any of the Borrowers. No other Person owns any interest in any Borrower or is the holder of any right that could result in the transfer or issuance of any interest in any Borrower. None of the Borrowers nor any of the Parent Companies have any Subsidiaries other than as set forth on Schedule 4.3 which includes a complete and accurate listing of each partnership, Joint venture or other Subsidiary of any Borrower.

Section 4.4.          Authorization; Non-Contravention. The execution, delivery and performance of each Borrower’s and each Parent Company’s obligations under the Loan Documents to which such Borrower is a party and the creation of all Liens, mortgages and security interests provided for in those agreements:

(a)          are within the power and authority of each Borrower;

(b)          have been duly authorized by all necessary action of each Borrower;

(c)          are not in contravention of (i) any agreement or indenture to which each Borrower is a party or by which it or its Property is bound, (ii) the Charter Documents of each Borrower, or (iii) to each Borrower’s knowledge any provision of law applicable to Borrowers or the Loan Documents;

(d)          do not require the consent or approval of any Governmental Authority or any other Person which has not been obtained and a correct and complete copy of each of those approvals has been furnished to Lender; and

(e)          are legal, valid and binding obligations of Borrowers and the Parent Companies, enforceable against Borrowers in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors rights generally and by general equitable principles.

Section 4.5.          Solvency. Borrowers and Guarantors are each Solvent and will continue to be Solvent after giving effect to the transactions contemplated by this Agreement.

38

Section 4.6.          Omissions and Misstatements. Borrowers and Guarantors have disclosed to Lender all agreements, Instruments or other restrictions to which it is subject, and all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrowers, or any Affiliate, to Lender, or any of their Affiliates, in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to Borrowers or any Affiliate which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to Lender by or on behalf of Borrowers or any Affiliate prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or which fall to take into account material information regarding the matters reported therein.

Section 4.7.          Joint Venture. Other than pursuant to the agreements set out on Schedule 4.7, no Borrower is engaged in any joint venture or partnership with any other Person.

Section 4.8.          Commissions; Expenses. Except for the commissions for which Borrowers or Imperial Corporation is solely responsible, no broker’s or finder’s fees or commissions have been paid or will be payable by Borrowers or any of its Affiliates to any Person in connection with the transactions contemplated by this Agreement. BORROWER WILL INDEMNIFY LENDER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST, AND HOLD EACH OF THOSE PARTIES HARMLESS ON DEMAND FROM, ALL LIABILITIES, COSTS, DAMAGES AND EXPENSES, INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS RELATING TO ANY THIRD PARTY’S CLAIMS CONCERNING FINDER’S, BROKERAGE, FINANCING OR SIMILAR FEES ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT TO THE EXTENT ARISING FROM DEALINGS WITH BORROWER OR IMPERIAL CORPORATION.

Section 4.9.          Tax Returns. Each Borrower has filed all tax returns (foreign, federal, state and local) required to be filed and have either paid all taxes due (including interest and penalties) or are contesting such taxes in good faith in appropriate proceedings and have adequate reserves for such contested taxes. No assessments have been made against any Borrower by any Taxing Authority nor has any Penalty or deficiency been assessed by any Taxing Authority. To the best of the knowledge of Borrowers, no federal or other income tax return of any Borrower is presently being examined by the Internal Revenue Service or any Governmental Authority nor are the results of any prior examination by the Internal Revenue Service or any Taxing Authority being contested by any Borrower. No tax Lien has been filed against any Borrower and no claim is being asserted with respect to any such tax or other such governmental Charge against any Borrowers.

39

Section 4.10.         Litigation; Governmental Proceedings. Except as set forth an Schedule 4.10, no claim, action, suit or other proceeding is pending or, to the best of each Borrower’s knowledge, has been threatened against any Borrower or any Borrower’s predecessor in interest to the Properties with respect to the Properties or the transactions contemplated by this Agreement, at law, in equity or otherwise, before or involving any Governmental Authority or before any arbitrator or panel of arbitrators, and Borrowers has not accepted liability for any action or proceeding. There is no proceeding pending before any Governmental Authority and, to the best of each Borrower’s knowledge, no investigation has been commenced before any Governmental Authority the effect of which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.

Section 4.11.         Ownership of Collateral; Interests.

(a)          All Collateral is owned of record by each Borrower, free and clear of any Lien other than the Permitted Encumbrances. Each Borrower has Defensible Title to the Properties, including each Lease related to the Properties. Except for Permitted Encumbrances or as otherwise consented to in writing by Lender, each Borrower’s interest in the Properties is not subject to any mineral reservations or, to the best of each Borrower’s knowledge, top leases of record. Except for Permitted Encumbrances and the Liens and security interests contemplated by this Agreement and the Security Documents, to each Borrower’s knowledge there are no unrecorded documents or agreements which may result in the impairment or loss of each Borrower’s ability to mortgage the Properties or of Lender’s ability to enforce the Mortgage and convey the Properties. Subject to the Permitted Encumbrances, each Borrower has all beneficial right, title and interest in and to the Net Revenue Interest in all production from or allocable to its respective interest in the Properties (including each Lease) and has the exclusive right to sell or mortgage the Properties subject to any right in the owners of Royalty Interests to take their royalty interest in kind. The representations and warranties set forth in this Section 4.11 shall apply to the Leases set forth in Schedule 4.11. Schedule 4.11 accurately lists each Well in which a Borrower has a legal or beneficial interest, and lists each other Person that has a legal or beneficial interest in such Well. No Person has any legal or beneficial interest in any Well or other Collateral except as set forth in Schedule 4.11.

(b)          All leases and agreements referenced in the title opinions and/or reports or other title materials delivered in connection with the Closing are valid and subsisting, in full Force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would adversely affect in any material respect the conduct of the business of each Borrower. All of the assets of each Borrower which are reasonably necessary for the Operation of its business are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.

Section 4.12.         Indebtedness. Except as set forth on Schedule 4.12, and as permitted by Section 7.1, upon consummation of the transactions contemplated by this Agreement, no Borrower will have any Debt outstanding other than the Obligations.

Section 4.13.         Trademarks, Etc. Each Borrower possesses or will possess all trademarks, trade names, trade styles, copyrights and patents necessary to conduct its business as it is presently conducted or as each Borrower intends to conduct it in the future without any infringement or conflict with the rights of any other Person with respect to trademarks, trade names, trade styles, copyrights or patents, which failure could reasonably be expected to have a Material Adverse Effect.

40

Section 4.14.         Other Leases. Except for office equipment leases, no Borrower is the lessor or lessee under any material leases (including real property leases, equipment leases, capital leases, etc.), other than Leases included in the Properties.

Section 4.15.         Investments. No Borrower:

(a)          has committed to make any Investment;

(b)          is a party to any indenture, agreement, contract, Instrument or lease, or subject to any Charter, by-law or other restriction or any injunction, order, restriction or decree, which could materially and adversely affect its business, operations, Properties or assets;

(c)          is a party to any “take or pay” contract or settlement or any other contract or agreement which (i) allows its Natural Gas purchaser to take Natural Gas previously paid for out of future Natural Gas production or (ii) provides for a cash rebate to the Natural Gas purchaser if reimbursement of take-or-pay monies is not made through Natural Gas production;

(d)          has produced Hydrocarbons from the Properties in excess of the percentage to which its ownership interest in the applicable Property would entitle it, pursuant to balancing rights of third parties or pursuant to balancing duties under Governmental Requirements; or

(e)          has material contingent or bang term liability or commitment which Gould have a Material Adverse Effect.

Section 4.16.         Environmental Matters. Except as disclosed on Schedule 4.16, to the best of each Borrower’s knowledge:

(a)          neither any Property of any Borrower or any of its Affiliates nor the operations conducted thereon violate any order or requirement of any Governmental Authority or any Environmental Laws;

(b)          without limitation of clause (a) above, no Property of any Borrower or any of its Affiliates nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or any remedial obligations under Environmental Laws;

(c)          all notices, permits, licenses or similar authorizations, if any, currently required to be obtained or filed in connection with the operation or use of any and all Property of each Borrower and each of its Affiliates, including without limitation past or present treatment, storage, disposal or release of a Hazardous Materials or solid waste into the environment, have been duly obtained or filed, and each Borrower and each such Affiliate are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

41

(d)          all Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of each Borrower or any of its Affiliates has in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)          Each Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials, solid waste, or Crude Oil and Nature’ Gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials an or to any Property of each Borrower or any of its Affiliates except in compliance with Environmental Laws;

(f)          to the extent applicable, all Property of each Borrower and each of its Affiliates currently satisfies, in all material respects, all design, operation, and equipment requirements imposed by the OPA (as defined in the definition of Environmental Laws), and each Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)          no Borrower and no Affiliate of any Borrower has any known contingent liability in connection with any release or threatened release of any Crude Oil, Hazardous Material or solid waste into the environment.

Section 4.17.         Operating Permits and Licenses. To the extent applicable to any Borrower, each Borrower has fulfilled all requirements for obtaining and has obtained and maintained all licenses, permits, operating authorities and other authorizations necessary for the conduct of the business of each Borrower or Operator to operate or maintain each of the Properties which the failure to obtain and maintain could reasonably be expected to have a Material Adverse Effect, and each Borrower or Operator is and will be fully qualified to own and hold such Properties and to exercise rights under all leases, contracts or other documents governing the Operation or maintenance of the Properties. There are no pending Tees, assessments or penalties relating to the permits, licenses and operating authorities. The continuation, validity and effectiveness of each license, permit and other authorization are not and will in no way be adversely affected by the transactions contemplated by this Agreement or the Security Documents. Each Borrower is not in breach of, or in default under the terms of, and has not engaged in any activity which would cause revocation or suspension of, any such licenses, permits or authorizations which could reasonably be expected to have a Material Adverse Effect and no action or proceeding looking to or contemplating the revocation or suspension of any of them is pending or, to the best of each Borrower’s knowledge, threatened against any Borrower or Operator. Each Borrower is not in violation of any Governmental Authority or Governmental Requirements or court decree relating to any of the Properties or otherwise applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect. No suspension of production on the Properties is in effect.

42

Section 4.18.         Maintenance of Properties. Except for such acts or failures to act as Gould not be reasonably expected to have a Material Adverse Effect, to the best of each Borrower’s knowledge, the Properties (together with any other properties unitized with any of the Properties) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Properties and other contracts and agreements forming a part of the Properties. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, to the extent applicable, arid to the best of each Borrower’s knowledge, (i) no Property is subject to having allowable production reduced below the fall and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time); (ii) none of the wells comprising a part of the Properties (or properties unitized with any of the Properties) deviates from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bares are wholly within, the Properties (or in the case of Wells located on properties unitized with any of the Properties, such unitized properties); and (iii) each Borrower, and to each Borrower’s knowledge, any other Operator are not in violation of, or in default under, any material agreement affecting any Lease or any other contract or agreement to which either any Borrower and/or any other Operator is a party or is bound or its property is bound.

Section 4.19.         USA PATRIOT Act Representation. Neither any Borrower nor any of its Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 4.20.         Contingent Liabilities. Except for obligations arising under surety Bonds required by Governmental Authorities and which are detailed in Schedule 4.20, indemnity, cleanup and other obligations of a customary nature assumed or incurred (excluding Debt for borrowed money) in favor of any seller of the Leases or related property, and Debt permitted by Section 7.1, No Borrower has assumed, guaranteed, endorsed or otherwise become directly, indirectly or contingently liable in connection with any liability of any other Person, except for the endorsement of Checks and other negotiable Instruments for collection in the ordinary course of business, or as may be required under the Operating Agreements or the Security Documents or other documents executed in connection with the Security Documents.

Section 4.21.         Restrictions on Equipment. Except for the Permitted Encumbrances, there is no restriction or other limitation an Lender’s right to obtain or exercise its security interests in the Equipment, including the right to foreclose on and sell the Equipment or to exercise all other rights and remedies of a secured party under the laws of each jurisdiction applicable to the Collateral but subject to Debtor Relief Laws, laws related to the rights of co-owners of property and laws related to the enforcement of security interests on personal property.

43

Section 4.22.         Unpaid Bills. Except as set forth on Schedule 4.22, no Borrower has any past due bills for improvements to the Property that could give rise to mechanics’, materialmen’s or other similar Liens arising by Operation of applicable law that could rank in priority ahead of any of the Liens arising under the Security Documents, except for such bills (i) that have (to the extent such bill arose after Closing) been disclosed to Lender in writing, (ii) that are being diligently contested in good faith and (iii) for which such Borrower has male and maintains adequate reserves as required by the Accounting Standards, Schedule 4.22 also lists any vendors that have provided goods or services to the Borrower for the Properties for the six (6) months prior to the date of this Agreement.

Section 4.23.         Taxpayer Identification. The federal taxpayer identification number for Empire USA is 20-5951204, for Empire E&P is 20-4919352, and for Empire Drilling is 20-8386844.

Section 4.24.         Investment Company. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25.         Borrower Not a Public Company. No Borrower has issued any securities subject to registration under either federal or state securities laws.

Section 4.26.         Other Agreements. Except as set forth on Schedule 4.26, there is no agreement in force and effect (including, without limitation, letters of intent), whether written or oral, between Borrower or any of its Affiliates and any other Person regarding the acquisition or financing of any of the Properties or the purchase and sale of production from or allocable to the Properties other than pursuant to Hydrocarbon purchase and sale agreements satisfactory to Lender. Except for rights set forth in the Permitted Encumbrances, no Person has any call upon, option to purchase or similar rights under any agreement with respect to any Borrower’s Working Interest or Net Revenue Interest in the Properties or to the production from the Properties other than pursuant to a Hydrocarbon purchase and sale agreement satisfactory to Lender and Persons who have waived such rights in writing with respect to the Properties.

Section 4.27.         Basic Documents. With respect to the Basic Documents:

(a)          all are in full force and effect in accordance with their terms and constitute valid and binding obligations, except as limited by applicable Debtor Relief Laws and by general equitable principles;

(b)          to each Borrower’s knowledge, no other party to any Basic Document (or any successor in interest to that party) is in breach or default with respect to any of its obligations under the Basic Documents which could reasonably be expected to have a Material Adverse Effect;

(c)          to each Borrower’s knowledge, no party to any Basic Document has given or has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any of their provisions; and

(d)          the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of, a default under, or other violation of the provisions of any Basic Document.

Section 4.28.         Farmout Agreements and Subject Contracts, Etc. With respect to the Properties and the unit agreements, pooling agreements, communization agreements and other Basic Documents creating the interests constituting the Properties, and except as set forth an Schedule 4.28 and as set forth in any title opinions and/or reports or other title materials provided by each Borrower to Lender upon which Lender is expressly entitled to rely:

44

(a)          there are no outstanding farmout agreements, obligations to drill additional Wells or agreements to engage in other development operations, except for obligations arising wider offset Well provisions, obligations arising under provisions of any Operating Agreement which allow the parties to elect whether or not they will participate in development activities other than as specified in those leases, contracts and other agreements;

(b)          there are no limitations as to the depths covered or substances to which such interests purport to apply other than as specified in those leases, contracts and other agreements; and

(c)          there are no royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalties an any basis other than as specified in those Leases, contracts and other agreements.

Section 4.29.       Operating Agreements. With respect to the Operating Agreements relating to each Borrower’s Working Interest and Net Revenue Interest in the Properties:

(a)          Schedule 4.29 lists all Operating Agreements to which the Properties are subject and the Operator for each of the Properties which Operators are hereby approved by Lender;

(b)          except as listed an Schedule 4.29, there are no outstanding calls for payments under any AFE or payments which are past due or which each Borrower or, to the best of each Borrower’s knowledge, any predecessor of each Borrower has committed to make which have not been or are not being paid within the terms required; and

(c)          there are no operations under any of the Operating Agreements with respect to which any Borrower has become a non-consenting party nor are there any non-consenting penalties binding or that will become binding upon any Borrower that are not reflected in the Net Revenue Interest or Working Interest as set forth on Exhibit A.

Section 4.30.      No Unusual Agreements. All agreements applicable to each Borrower’s Working Interest and Net Revenue Interest in the Properties are of the type generally found in the oil and gas industry and the gathering and transmission industry, as applicable, and do not (individually or in the aggregate) contain any unusual provisions which could reasonably be expected to have a Material Adverse Effect.

Section 4.31.       Suspense of Proceeds. Except as disclosed on Schedule 4.31, as of the Closing Date, all proceeds from the sale of Hydrocarbons from each Borrower’s Working Interest or Net Revenue Interest in the Properties are being received by each Borrower in a timely manner and are not being held in suspense for any reason.

Section 4.32.       Employee Plans. No Borrower has any Employee Plans.

45

Section 4.33.      Use of Proceeds. Each Borrower has used and will use all Advances under the Loan solely for the purposes described in this Agreement and in a manner consistent with the AFEs and other supporting documentation provided to Lender in connection with each Advance Request. No Borrower is engaged principally, or as one of its material activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)). Ne part of the proceeds of any Advance will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 4.34.       Borrowers’ Interests in the Properties. With respect to each Borrower that owns an interest in the Properties, its Working Interest is not more than, and its Net Revenue Interest is not less than, the percentages set forth on Exhibit A for each of the Properties.

Section 4.35.       Insurance. Prior to the making of the initial Advance, each Borrower will obtain and will maintain, for as long as any Obligations remain owing to Lender, insurance coverage of the types and in the amounts specified in Section 6.8. Prior to the making of the initial Advance, one or more policies providing that coverage will be in Full Force and effect, and no Borrower has received from any insurer a notice of termination or non-renewal. Each Borrower has provided and will continue to timely provide true, correct and complete copies of all of the insurance policies, certificates and other documentation to be provided to Lender under Section 6.8. Such insurance policies are sufficient for the compliance by each Borrower with all Governmental Requirements and all material agreements and such insurance coverage is in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of each Borrower. Lender has been named as an additional insured in respect of such liability insurance policies and has been named as loss payee with respect to property loss insurance.

Section 4.36.       No Material Adverse Effect. No Material Adverse Effect exists.

Section 4.37.      No Other Interest in the Properties. Neither any Borrower nor any of its Affiliates (including any Person owning any other security that could be exchanged for or converted into an equity interest in any Borrower) owns or is the beneficiary of any direct or indirect interest in any Well or Lease or the Hydrocarbons produced or to be produced therefrom other than through such Borrower.

Section 4.38.       Conduct of Business Since Formation. Since its formation, no Borrower has conducted business in any jurisdiction other than Pennsylvania.

Section 4.39.      Restriction on Liens. Except for Permitted Encumbrances, no Borrower is a party to any agreement or arrangement, or subject to any known order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Lender on or in respect of its Properties to secure the Obligations.

46

Section 4.40.      Hedging Agreements. Schedule 4.40 sets forth, as of the date of this Agreement (and alter the date of this Agreement, each report required to be delivered by any Borrower pursuant to Section 5.3 will set forth) a true and complete list of all Hedging Agreements of each Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 4.41.      Marketing of Production. Except for contracts listed on Schedule 4.41 and in effect on the date of this Agreement, and thereafter either disclosed in writing to Lender (with respect to all of which contracts each Borrower represents that it is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and is not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from each Borrower’ s Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 4.42.       Deposit Accounts. Except as set forth on Schedule 4.42, Borrowers do not maintain any deposit accounts (as defined in the UCC).

Section 4.43.      Labor Matters. Neither any Borrower nor any of its Affiliates are in violation of any Governmental Requirement dealing with labor matters and all payments due from any Borrower or any Affiliate for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any non-payments that do not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 4.44.      Vendor Liens. There are no other Liens or inchoate Liens which, with notice, the passage of time or both could be validly asserted and attached to the Properties related to the provision of goods or services to any Borrower for which payment is past due.

Section 4.45.      Eligible Contract Participant. No Borrower is an “eligible participant” as that term is defined in the Commodities Futures Modernization Act of 2000 17 C.F.R. § 35.1(b)(2)(2006), as amended or supplemented from time to time, and the rules and regulations promulgated thereunder.

Section 4.46.      Character of Pledged Interests. The Pledged Interests are (i) certificated, (ii) not dealt in or traded on securities exchanges or in securities markets, (iii) “investment company securities” as that term is defined in the UCC or (iv) held in a “securities account” as that term is defined in the UCC. The Charter Documents of Borrowers do not provide that the Pledged Interests are securities governed by Chapter 8 of the UCC.

Section 4.47.      Choice of Law. The choice of governing law of the Loan Documents to which Borrowers are a party is a valid choice of law and should be recognized and enforced by the courts located in the jurisdiction of incorporation of Borrowers. Any judgment obtained in relation to a Loan Document to which Borrowers are a party in the jurisdiction of the governing law of that Loan Document will be recognized and enforced in the jurisdiction of incorporation of Borrowers.

47

Section 4.48.      No Default. No Event of Default, and on the date of this Agreement and the Closing Date, no Default, is continuing or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Loan Document. No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on Borrowers or any of their Affiliates or to which its (or any of its Affiliates’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

Section 4.49.      Financial Statements. The most recent financial statements delivered pursuant to Section 9.2(bb): (i) have been prepared in accordance with the Accounting Standards and (ii) give a true and fair view (if audited) or fairly present (if unaudited) of its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate. Such statements, if quarterly, may have customary footnotes acceptable to Lender and may be subject to year-end adjustments in accordance with the Accounting Standards.

Section 4.50.      Priority. Subject to Permitted Encumbrances, the Security Documents have or will have first ranking priority and none is subject to any prior ranking or pari passu ranking Lien.

Section 4.51.      Terms and Conditions. Borrowers have received and read the Terms and Conditions of Investment Business of MBL attached hereto as Exhibit K.

Article V
FINANCIAL STATEMENTS AND INFORMATION;
CERTAIN NOTICES TO LENDER

So long as there are any Obligations owed to Lender under this Agreement, including, without limitation, the obligations arising under the Swap Agreement, and unless Lender has previously consented in writing to each Borrower’s non-compliance, each Borrower and, where indicated, Empire USA shall deliver to Lender the following items:

Section 5.1.       Property Operating Statement. Commencing on April 15 (with respect to the February 2008 production month) Borrowers shall deliver, no later than forty-five (45) days after the end of each month, a Property Operating Statement:

(a)          concurrent with the delivery of each Property Operating Statement, as an attachment to such Property Operating Statement, (i) a statement of Borrowers’ consolidated Cash Position as of the last day of the immediately preceding month and (ii) a statement of each Borrower’s aged accounts payable in the form attached as Exhibit I, each prepared by Empire USA and accompanied by a certification of an authorized representative of Empire USA acceptable to Lender (an “Authorized Officer”), dated the date of the delivery of the statement to Lender, and further certifying that to the knowledge of the Authorized Officer no Default exists under any provision of this Agreement or any of the other Loan Documents; and

48

(b)          concurrent with the delivery of each Property Operating Statement, a list of all payments made by Borrowers to any Person (other than Lender) during the month preceding the Payment Date and indicating whether the payment was (i) for operating expenses of a type described in clauses (a) - (e) of the definition of “Net Operating Cash Flow,” or (ii) authorized under an AFE approved by Lender.

Section 5.2.        Annual Reports. Within ninety (90) days after the close of each fiscal year, a copy of the annual Financial Report (including all notes) of Empire USA, all audited by independent certified public accountants retained by Empire USA and acceptable to Lender and accompanied by the accountants’ certification or an unqualified opinion that, in the normal course of their audit, they have not become aware of any circumstances constituting an Event of Default under this Agreement. The first audited financial statement will be delivered on or before April 30, 2009. The fees and expenses actually paid by Borrowers to the certified public accountants retained by Borrowers to prepare the audited financial statements required by this Section 5.2 will be accounted for as a lease operating expense for purposes of calculating Net Operating Cash Flow.

Section 5.3.        Quarterly Financial Reports. Within forty-five (45) days after the end of each fiscal quarter, a Financial Report of Empire USA (including all notes thereto) for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, prepared by Empire USA.

Section 5.4.        Certificate of Financial Officer; Compliance. Concurrently with any delivery of financial statements under Section 5.2 or Section 5.3, a certificate of an Authorized Officer of Empire USA in form and substance satisfactory to Lender (a) certifying (i) as to whether such Authorized Officer has knowledge of whether a Default has occurred, dated the date of the delivery of the financial statements to Lender, and, (ii) if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Section 6.26, (c) stating whether any material change in the Accounting Standards or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.2 and Section 5.3 and, if any such material change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (d) stating that such financial statements present fairly in all material respects the consolidated financial position and results of operations of Empire USA on a consolidated basis in accordance with Accounting Standards, subject to normal year-end adjustments and the absence of footnotes (other than those required to explain financial data).

49

Section 5.5.        Default Notices. Promptly alter becoming aware of the existence of any Default under this Agreement or any of the Loan Documents or a default by Borrowers under any Operating Agreement or any farmout agreement or after becoming aware of any developments or other information which might materially and adversely affect any Borrower’s Properties, business, prospects, profits or condition (financial or otherwise) or its ability to perform under this Agreement, including, without limitation, the following:

(a)          any material dispute (including tax liability disputes) that may arise between any Borrower and any Governmental Authority;

(b)          the commencement of any litigation or proceeding involving amounts in dispute in excess of $100,000 affecting any Borrower or any of the Properties;

(c)          any Labor dispute or controversy resulting in or threatening to result in a general strike or work stoppage against any Borrower;

(d)          any proposal by any Governmental Authority to acquire any of the assets or business of any Borrower;

(e)          any proposed or actual change in any Borrower’s name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (i) in the location of each Borrower’s chief executive office or principal place of business, (ii) in each Borrower’s identity or entity structure or in the jurisdiction in which such Person is formed, (iii) in each Borrower’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (iv) in each Borrower’s federal taxpayer identification number;

(f)          the loss of, suspension, termination or material adverse change to any of the permits, licenses, operating authorities and other authorizations referred to in Section 4.17 and Section 4.18;

(g)          any material loss or damage to any of the Collateral, or any Borrower’s business or operations;

(h)          the failure to make any payment when due with respect to any Debt or the failure to comply with the terms of any material agreement (including, without limitation, any Hedging Agreement or Swap Agreement) to which Borrower is a party;

(i)          any proposed sale, transfer, assignment or other disposition of any Properties permitted hereunder, prior written notice of such disposition, the price thereof and the anticipated date of closing;

(j)          the occurrence of any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of Borrower having a fair market value in excess of $100,000; and

(k)          any other development that results in, or could reasonably be expected to result in a Material Adverse Effect;

in each case Borrower shall provide Lender with telephonic, facsimile or e-mail notice specifying and describing the nature of the Default, development or information, and the anticipated effect. Any notice delivered by telephone or e-mail will be confirmed in writing (or, with respect to e-mail notices, physically delivered to Lender) within five (5) days.

50

Section 5.6.         Reserve Reports.

(a)          Timing of Reports. Beginning on the First Reserve Report Effective Date and continuing semi-annually (June 30 and December 31) throughout the term of this Agreement, Borrowers shall, at their sole expense (to be accounted for as a lease operating expense in the calculation of Net Operating Cash Flow), cause to be prepared by the Engineers (or, in the case of any mid-year report, prepared by Borrowers or the Engineers, at Lender’s option) and delivered to Lender an engineering reserve report (the “Reserve Report”) relating to the Properties. The Reserve Reports will set forth, without limitation, the projected recoverable reserves attributable to the Working Interests and Net Revenue Interests of Borrowers. Borrowers shall deliver each Reserve Report to Lender within sixty (60) days of its effective date.

(b)          Preparation of Reports. Borrowers shall cause each Reserve Report to be prepared in a manner acceptable to Lender in all respects. For the avoidance of all doubt, each such acceptable Reserve Report will be prepared in accordance with at least the following assumptions:

(i)          reserves shall be adjusted for cumulative production since the effective date of the most recent Reserve Report;

(ii)         A.           for all Natural Gas to be sold by Borrowers other than Natural Gas described in Section 5.6(b)(ii)B below, the purchase price for each calendar year will be the average of the monthly prices for that year for Natural Gas as reflected in the New York Mercantile Exchange as of the settlement of the last trading day for the contract month coincident with the effective date of the Reserve Report (as adjusted for appropriate quality, transportation and location differentials approved by Lender), using price escalators or de-escalators existing in the market as determined by Lender at the time the Reserve Report is being prepared, for the remaining life of the Properties;

B.           for all Natural Gas to be sold by Borrowers on a fixed price basis pursuant to any bona fide contract or with respect to which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, the purchase price will be the fixed price (as adjusted for appropriate quality, transportation and location differentials approved by Lender) for the volumes indicated in the contract, agreement or arrangement;

C.           for Crude Oil to be sold by Borrowers other than Crude Oil described in Section 5.6(b)(ii)D below, the purchase price for each calendar year shall be the average of the monthly prices for that year for Crude 011 as reflected in the New York Mercantile Exchange as of the settlement on the last trading day for the contract month coincident with the effective date of the Reserve Report (as adjusted for appropriate quality, transportation and location differentials approved by Lender), using price escalators or de-escalators existing in the market as determined by Lender at the time the Reserve Report is being prepared, for the remaining life of the Properties Un-hedged volumes will use prices for valuation that are multiplied by 0.95.

51

D.           for Crude Oil to be sold by Borrowers on a fixed price basis pursuant to any bona fide contract or for which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, the purchase price will be the fixed price (as adjusted for appropriate quality, transportation and location differentials approved by Lender) for the volumes indicated in the contract, agreement or arrangement.

(iii)        reserves will be adjusted to reflect revisions to volume estimates of reserves since the effective date of the last Reserve Report;

(iv)        projected operating expenses and capital expenditures will be adjusted to reflect (A) actual expense levels incurred since the effective date of the last Reserve Report and (B) projected increases or decreases in anticipated operating expenses and capital expenditure levels;

(v)        each Reserve Report will separately report on PDP Reserves, PDNP Reserves and PUD Reserves and will utilize any other assumptions that Lender may request from time to time; and

(vi)       each Reserve Report shall be accompanied with any updates to the then existing Development Plan and by a certificate of an Authorized Officer of Borrowers as required pursuant to Section 5.4.

(c)          Preparation of Additional Reserve Reports. Borrowers or Lender, at the sole option of either of them, so long as there are any Obligations owing to Lender under this Agreement (other than indemnity and similar obligations that survive termination of this Agreement), may cause additional Reserve Reports, meeting the requirements of the preceding paragraph, to be prepared by any of the Engineers to be delivered to the other party. Except for the two (2) Reserve Reports each year required in the first paragraph of this Section 5.6 which will be paid for by Borrowers (and accounted for as lease operating expenses in the calculation of Net Operating Cash Flow), the costs and expenses of any additional reports will be borne by the party requesting the report. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then Lender may request an additional Reserve Report to be prepared at the sole expense of Borrowers.

Section 5.7.        Other Information. Borrowers shall provide Lender copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement, and not otherwise required to be furnished to Lender pursuant to any other provision of this Agreement. Borrowers shall provide any other information concerning the financial condition of Borrowers and any property of Borrowers as Lender may reasonably request from time to time.

52

Section 5.8.         Daily Field Reports. Each Borrower shall, or if any Borrower is not the Operator of said Lease, Borrowers shall use commercially reasonable efforts to cause Operator to, send reports on active field operations to Lender on at least a three-times-per-week basis, in form and substance satisfactory to Lender. Such reports will be sent by e-mail to designated representatives of Lender as soon as possible on the day following the reported activities. Active field operations include, but are not limited to: drilling, completions, well workovers, installation, modification or repair of surface facilities and flowlines, and pipeline hookups. For new well completions, for a period of up to thirty (30) days, Natural Gas and Crude OH production volumes will be reported, as well as choke sizes, wellhead pressures, hours produced and notes relating to downtime or other factors affecting production. The daily production volumes will be based on field estimates on as accurate a basis as practical given the production equipment and metering devices in place. For situations where production from multiple completions are combined upstream of measurement equipment, production volumes for the individual completions should be estimated based on appropriate allocations acceptable to Lender. The obligations of Borrowers with respect to the form and substance of reports in this Section are limited to each Borrower’s commercially reasonable efforts where a Borrower is not an Operator.

Section 5.9.         [Reserved].

Section 5.10.      Monthly Field Activity Reports. Each Borrower shall, or if any Borrower is not the Operator of said Lease, use commercially reasonable efforts to cause, Operator to maintain a table of all monthly Natural Gas and Crude Oil production volumes (historical and current) for all existing and future Well completions by Borrowers. Such table will be supplied by electronic mail to designated representatives of Lender, in a digital format acceptable to Lender, within twenty-one (2 1 ) days following the end of each production month. In the case of Natural Gas, the estimated aggregated monthly production volumes should be based on the Integration of the charts recorded by the lease “check” meter located downstream of the processing equipment and immediately upstream of the sales delivery point. Any allocation of production among completions should be documented as described above for the daily production table. Each Borrower shall supply a report reconciling Hydrocarbon Production Volumes (as measure by the lease equipment) to sales volumes (reported by the Purchasers) for each Borrower’s existing and Future Well or Lease. Such table will be supplied by e-mail to designated representatives of Lender, in a Format acceptable to Lender, within ninety (90) days following the end of each production month. The obligations of each Borrower with respect to the form and substance of reports in this Section are limited to each Borrower’s commercially reasonable efforts where any Borrower is not the Operator.

Section 5.11.      AFEs. Each Borrower shall provide Lender for Lender’s written approval a true and complete copy of each AFE supported by appropriate invoices, bids, estimates, contracts or other documentation prior to commencing the activity contemplated by the AFE. Each Borrower shall promptly submit to Lender for written approval a supplemental AFE for any anticipated expenditures in excess of one hundred ten percent (110%) of those authorized on an approved AFE.

Section 5.12.      Test Results; Core Analyses; Surveys and Logs. Upon the request of Lender, each Borrower shall, and if any Borrower is not the Operator, use commercially reasonable efforts to cause Operator to, promptly provide Lender with true and complete copies of all test results, fluid analyses, Pressure surveys and core analyses related to the Properties. As soon as such data are available, Borrowers shall promptly provide Lender with true and correct copies of all electrical surveys, radioactivity logs, temperature surveys, deviation or directional surveys, caliper logs and all other logs and surveys obtained during the drilling of any Well. In addition, promptly upon the completion of any Well, Borrowers will provide Lender with a composite of all electrical-type logs to the extent reasonable and customary.

53

Section 5.13.      Advance Notice of Operations. To the extent practical, Borrowers will use commercially reasonable efforts to give Lender twenty-four (24) hours advance notice of and access to all logging, coring, and testing operations.

Section 5.14.      Reports Made to a Governmental Authority. Concurrently with each Borrower’s delivery of any such report or application to the applicable Governmental Authority, each Borrower shall provide Lender a copy of each report made and application submitted to a Governmental Authority.

Section 5.15.      Charter Documents. Each Borrower shall provide Lender copies of all amendments or modifications to any of its Charter Documents and the Charter Documents of any Subsidiary and Affiliate, provided, however, that this Section 5.15 shall not be deemed to be a consent to any such amendment or modification that is otherwise prohibited by this Agreement.

Section 5.16.      Information to Imperial Corporation. Simultaneous with the distribution of such information to Imperial Corporation or any other direct or indirect owner of an Equity Interest in any Borrower or any of their respective Subsidiaries, each Borrower shall furnish to Lender copies of all periodic and other reports, proxy statements and similar materials distributed by Borrower to Imperial Corporation generally.

Section 5.17.      Certificate of Authorized Officer; Hedging Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of an Authorized Officer of Borrower, in form and substance satisfactory to Lender, setting forth as of the effective date of the Reserve Report, a true and complete list of all Hedging Agreements of Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, credit support Agreements not previously disclosed to Lender in writing, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

Section 5.18.      Certificate of Insurer; Insurance Coverage. Concurrently with any delivery of financial statements hereunder (to the extent not previously provided to Lender), a certificate of insurance coverage from each insurer (or from Borrowers’ insurance brokers) with respect to the insurance required by Section 6.8 in form and substance satisfactory to Lender (to the extent current certificates have not been previously provided to Lender), and, if requested by Lender, all copies of the applicable policies.

Section 5.19.      Updated Development Plan. Contemporaneous with the delivery of each Reserve Report bearing an effective date as of December 31st of any year, Empire USA will prepare and deliver to Lender a revised, proposed Development Plan covering at least the next twelve (12) months and setting forth all capital expenditure development projects proposed for that period, the anticipated timing of those projects, the net cost of each of those projects to Empire USA and such other information as Lender may require. Each proposed Development Plan will be subject to the written approval of Lender in its sole and absolute discretion, and each Borrower agrees and acknowledges that Lender has no obligation to approve any revised Development Plan. All notional wells that are matured into specific firm development locations shall be only approved in Lender’s sole discretion. If and when approved by Lender, each revised Development Plan will supersede Schedule 2.1(b) to this Agreement. Until Lender has approved a revised Development Plan, the then current, approved Development Plan shall remain in effect (together with all AFEs approved in connection therewith).

54

Article VI
AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as there are any Obligations owing to Lender under this Agreement or under the Swap Agreement (other than indemnity obligations and similar obligations that survive the termination of this Agreement), or Lender has any commitment to make further Advances under this Agreement, and unless Lender has previously consented in writing to each Borrower’s non-compliance, each Borrower will comply with the following covenants:

Section 6.1.         Preservation of Existence. Each Borrower shall preserve and maintain its existence as a corporation organized under the laws of the State of its Formation and all related rights, privileges and franchises.

Section 6.2.         Compliance with Law. Each Borrower shall:

(a)          comply, and use all commercially reasonable efforts to cause the Operator to comply, in all material respects with all Governmental Authorities and Governmental Requirements regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes and use all commercially reasonable efforts to cause the Operator to properly and timely make all royalty or overriding royalty payments and payments to all other interest owners in the Properties which it operates;

(b)          duly observe and conform, in all material respects, with all laws, rules and regulations made by any Governmental Authority, and all valid requirements of any Governmental Authority which may acquire jurisdiction, which apply or relate to ownership and operation of any or all of the Properties, including, without limitation, compliance with all obligations under the Environmental and Safety Regulations;

(c)          operate or cause any Property to be operated (whether or not such Property constitutes a “facility” as defined by CERCLA) so that no cleanup or other obligation arises in respect of CERCLA or other applicable Governmental Requirement (including, without limitation, Hazardous Substance Laws), designed to protect the environment or relating to the disposition, generation or transportation of hazardous waste, which would constitute a Lien or charge on any property of each Borrower prior in right to that of Lender. If any claim of prior Lien or charge is made or any similar obligation arises, Each Borrower will, at its own expense, (i) immediately cure or cause a third party to immediately cure the same except for claims, Liens or charges being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Accounting Standards and (ii) INDEMNIFY AND HOLD HARMLESS LENDER AND ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES FROM ANY RELATED LIABILITY, RESPONSIBILITY OR OBLIGATION IN CONNECTION WITH ANY CLEANUP OR OTHER LIABILITY AS SUCCESSOR, SECURED PARTY OR OTHERWISE (REGARDLESS OF WHETHER OR NOT LENDER MAY BE DEEMED TO BE AN “OWNER OR OPERATOR” UNDER CERCLA) FOR ANY REASON INCLUDING, WITHOUT LIMITATION, THE ENFORCEMENT OF LENDER’ S RIGHTS AS A SECURED PARTY UNDER THIS AGREEMENT, THE SECURITY DOCUMENTS OR BY OPERATION OF LAW;

55

(d)          comply with, and use all commercially reasonable efforts to cause material compliance by all of its Operators, agents and invitees with, all Environmental and Safety Regulations with respect to Hazardous Materials, and keep all of the Properties free and clear of any Liens imposed by those regulations except for claims, Liens or charges being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Accounting Standards. If Any Borrower receives any notice from any Person with regard to the Release of Hazardous Materials on or from any of the Properties, Such Borrower shall promptly (and, in any event, prior to the expiration of any period in which to respond to such notice under any applicable Environmental and Safety Regulation) send a copy of the notice to Lender.

(e)          use all commercially reasonable efforts to cause any Operator to do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (excepting ordinary wear and tear) all of its Properties including, without limitation, all Equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing in paying quantities.

(f)          Promptly (unless disputed in good faith white maintaining adequate reserves under Accounting Standards) (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses, severance taxes and other taxes and indebtedness accruing under the Leases or other agreements affecting or pertaining to its Properties, (ii) perform or make reasonable and customary efforts to cause to be performed in all material respects, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, Leases, sub-leases, contracts and agreements affecting its interests in its Properties and (iii) will use commercially reasonable efforts to cause the Operator to do all other things necessary to keep unimpaired, except for Liens described in Section 7.5, its rights with respect to its Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing in paying quantities.

56

Section 6.3.         Environmental Matters

(a)          Each Borrower shall, or to the extent any Borrower is not the Operator of the Properties, Borrowers shall use commercially reasonable efforts to cause the Operator to: (i) comply, and cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, any Crude Oil, Crude Oil and Natural Gas waste, Hazardous Material, or solid waste on, under, about or from any of any Borrower’s Properties or any other property to the extent caused by any Borrower’s operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the Operation or use of any Borrower’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any Crude Oil, Crude Oil and Natural Gas waste, hazardous substance or solid waste on, under, about or from any of any Borrower’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be necessary to continuously determine and assure that any Borrower’s obligations under this Section 6.3(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          Each Borrower will promptly, but in no event later than ten (10) days of the occurrence of a triggering event, notify Lender in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Borrower or its Properties of which any Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if any Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of One Hundred Thousand Dollars $100,000, not fully covered by insurance, subject to normal deductibles.

(c)          Each Borrower will provide environmental audits and tests in accordance with American Society for Testing and Materials Standards, as amended, upon request by Lender and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by Lender by any Governmental Authority), in connection with any future acquisitions of any other Properties.

Section 6.4.        Records. Each Borrower shall keep adequate records and books of account with respect to its business activities and the Properties in which proper entries are made in accordance with the Accounting Standards reflecting all financial transactions of Borrowers. Borrowers shall keep separate books and records than its Affiliates and shall conduct its business separately from the business of its Affiliates.

Section 6.5.        Litigation. Each Borrower shall give Lender prompt written notice of any suit at law or in equity or any investigation or proceeding before or by any Governmental Authority arising alter the date hereof and known to any Borrower that could:

(a)          limit, prohibit or restrict the manner in which any Borrower presently conducts its business; or

57

(b)          declare any substance contained in any product used, sold or distributed by any Borrower to be a Hazardous Material in violation of Hazardous Substance Laws.

Section 6.6.        Damage to Collateral. Each Borrower shall give Lender prompt written notice of:

(a)          damage to any of the Collateral causing a loss in excess of $100,000; and

(b)          the occurrence of any condition or event which has caused, or may cause, loss or depreciation in excess of $100,000 with respect to any of the Collateral excluding market fluctuation for the price paid for Hydrocarbons.

Section 6.7.        Solvency. Each Borrower shall conduct all operations in a manner as is necessary to remain Solvent.

Section 6.8.        Insurance. Each Borrower shall:

(a)          continuously keep all of its Personal Property together with all improvements on its real property insured for replacement value of like kind and quality with insurance companies licensed or approved to do business in the jurisdictions in which the Properties are located with a Best’s Rating of A or better or as otherwise satisfactory to Lender against loss or damage by Eire or other risk usually insured against by other prudent owners in similar businesses similarly situated under extended coverage endorsement and against theft, burglary, and pilferage together with other insurance covering any other hazards as Lender may from time to time reasonably request;

(b)          deliver certificates of insurance to Lender if Lender so requests and, whether or not so delivered, such policies and all proceeds thereof shall be security for all Obligations. All such insurance shall contain endorsements in form satisfactory to Lender showing Lender as a loss payee and additional insured as its interest may appear. All insurance proceeds received by Lender shall be retained by Lender at its option, for application to the payment of such portion of the Obligations as Lender may determine in its sole discretion or shall be applied to repair any such insurable loss or damage, provided that the proceeds of the insurance shall be deposited in the Borrowers Sub-Account and, so long as no Event of Default shall have occurred and be continuing, at the request of Borrowers, such proceeds shall be disbursed to Borrowers upon such terms and conditions as Lender may deem appropriate for its protection to pay the cost of repairing or restoring Collateral or purchasing replacement Collateral;

(c)          promptly notify Lender of any event or occurrence causing a material loss or decline in value of Collateral insured or the existence of an event justifying a material claim under any insurance and the estimated amount thereof. In furtherance, but not in limitation of the requirements of the preceding sentence, Borrowers shall continuously keep and maintain in full force and effect during the term of this Agreement, at Each Borrower’s sole cost and expense, original insurance policies for which the payment of premiums are current containing waivers of subrogation by the respective insurers and non-contributory standard mortgagee clauses or their equivalent or a satisfactory mortgagee loss payable endorsement in favor of Lender providing the types of insurance covering each of the Properties and the interest and liabilities incident to the ownership, possession and Operation thereof as specified on Schedule 6.8;

58

(d)          deliver to Lender all certificates of insurance (and if requested by Lender, copies of all insurance policies and endorsements) which are required to be obtained and maintained by Borrowers. Such certificates shall show that (i) such insurance is in full force and effect in accordance with the provisions of this Agreement, (ii) such insurance is non-cancelable without at least fifteen (15) days prior written notice to Lender sent by United States registered or certified mail, return receipt requested, and (iii) written notice shall be sent to Lender in the same manner at least fifteen (15) days prior to any non-renewal of such policies;

(e)          obtain at least thirty (30) days prior to the expiration date of each policy maintained pursuant to this Section 6.8, a renewal or replacement thereof and deliver to Lender a certificate of such renewal or replacement policy; and

(f)          notwithstanding the foregoing, each Borrower shall at all times employ industry standard practices for insurance coverages to include, but not limited to, drilling, workovers, flowline repairs, rig work and facilities work. Each Borrower will exercise commercially reasonable efforts to ensure that third-party operators also carry such insurance coverages. To the extent any Borrower’s existing coverage is not in compliance or falls below those standard for the industry as determined by Lender, Borrowers shall promptly act to increase, if necessary, its insurance coverages and coverage amounts to come into compliance with industry standards.

Section 6.9.         [Reserved].

Section 6.10.      Delivery of Instruments. Borrowers shall deliver to Lender upon its request copies of all contracts, statements, invoices, notices, receipts and vouchers under which any Borrower has incurred or are to incur costs in excess of Twenty-Five Thousand Dollars ($25,000), and deliver to Lender all other data or documents in connection with Borrowers’ operations as Lender may from time to time reasonably request.

Section 6.11.      Consultants. Borrowers shall accord to Lender the right, to be exercised in Lender’s sole discretion, with prior written notice to Borrowers (except upon the occurrence and during the continuation of an Event of Default, in which case no prior written notice is required), from time to time to select and retain consultants, including engineers and public accountants, to advise Lender as to technical and financial matters pertaining to each Borrower’s operations relating to the Properties and each Borrower’s financial records. If no Event of Default exists, Lender will consult with the Borrower with regard to the choice of such consultants. Upon any Borrower’s receipt of verifying invoices therefor, the reasonable Tees and costs charged by Lender’s consultants will be paid by Borrowers, which may be paid out of Net Operating Cash Flow as lease operating expense. Borrowers shall allow Lender’s consultants access during normal business hours to the Properties and all other facilities owned, operated or used by Borrowers in connection with the Properties or the conduct of any Borrower’s business and to each Borrower’s records (financial or otherwise) relating to the Operation of the Properties. The access granted to Lender and its consultants under this Section 6.11 will not unreasonably disrupt the business of each Borrower or the Operation of the Properties, subject to such consultants following Borrowers’ reasonable safety policies and prudent Operator standards and agreeing to maintain the confidentiality of all such records and the information acquired as a result of such access.

59

Section 6.12.      Creditors. Each Borrower shall promptly, upon Lender’s request, provide Lender with a statement showing the identity of such Borrower’s creditors, the amount due to each, and the date each payment is due. Borrowers shall notify Lender immediately if any Borrower fails to make any payment (other than a contested payment) in accordance with required terms to lessors, suppliers, vendors, owners of Royalty Interests, third-party Working Interest owners, Tax Authorities or others relating to the Properties, including, without limitation, owners or holders of net profits interests, production payments, or any other Liens or burdens an or relating to the Properties, where non-payment would create any Lien rights against any item of Collateral or otherwise interfere with or jeopardize performance by any Borrower under this Agreement. Upon receipt of a notice of non-payment from any Borrower, Lender may, but need not, make in its sole discretion, any payments or agree to pay any persons as are required to enable each Borrower to complete performance under this Agreement or to protect the interests of Lender in production from or allocable to any Borrower’s Net Revenue Interest in the Properties or other Collateral, and those payments will be immediately reimbursed to Lender by Borrowers an demand. Each Borrower’s Obligation to reimburse Lender for any payments will be secured by the security interests and the Liens granted under the Security Documents.

Section 6.13.      Inspection. Each Borrower shall, so long as any Obligation remains owing to Lender or any Collateral remains located at any of the Properties or other facilities owned or leased by any Borrower, accord Lender and its agents full and unrestricted access (at Lender’s risk) upon the giving of reasonable notice under the circumstances (subject to reasonable safety restrictions and in accordance with prudent Operator standards) during normal business hours to the Properties and such other facilities to permit Lender or its agents to, among other things, witness drilling, workovers and other field activities and inspect production. Borrowers shall give Lender or its agents due notice of drilling, workovers and other field activities to permit Lender to exercise its rights under this Section 6.13. The access granted to Lender under this Section 6.13 will not unreasonably disrupt the business of Borrowers or the operation of the Properties.

Section 6.14.      Compliance Opinions and Reports. Borrowers shall, upon Lender’s reasonable request, obtain opinions and/or reports, as designated by Lender, from counsel or other consultants reasonably satisfactory to Lender that Borrowers have all permits, licenses and other approvals required by all Governmental Authorities, and the current and planned operation of the Properties is in compliance with all Governmental Requirements. The cost and expense of preparation of such opinions and reports shall be accounted for as a lease operating expense in the calculation of Net Operating Cash Flow.

Section 6.15.      Operators. To the extent any Borrower has the legal right to do so (or to cause or require any other Person to do so), Borrowers shall, in the event of a material failure by any Operator to perform any obligations under the respective Operating Agreement that is not timely cured in accordance with the terms of that Operating Agreement or upon the occurrence of an Event of Default under this Agreement:

60

(a)          immediately, upon the request of Lender, vote to remove the Operator or commence any proceedings necessary under the applicable Operating Agreement to remove the Operator or assign to Lender its right to vote to remove the Operator with respect to the Properties,

(b)          seek indemnification or damages from the Operator and its successors or assigns for any loss or liability incurred by Borrowers,

(c)          pay the owners of Royalty Interests directly,

(d)          deliver or use all commercially reasonable efforts to cause the Operator to deliver to any successor Operator all books, agreements, contracts, papers, records (including but not limited to royalty payment records, computerized information and other royalty payment information), division orders, farm-in and farmout agreements, and all other records, contracts, agreements, papers or documents, written, printed or computerized, which may be pertinent in any way to the operations to be conducted by the successor Operator or which may have been conducted by the former Operator,

(e)          cooperate, and use all commercially reasonable efforts to cause the Operator to fully cooperate with the successor Operator to ensure that the Leases are not terminated or the value of the Properties diminished by virtue of the resignation or removal, and

(f)          take all other actions and use all commercially reasonable efforts to cause the Operator to take all other actions necessary to ensure an orderly transition of all operations to the successor Operator. Borrowers shall promptly reimburse Lender for any payments male pursuant to this Section 6.15 cure such failure by an Operator. The rights and remedies of Lender under this Section 6.15 are in addition to any other rights or remedies available under Article XI or elsewhere in this Agreement.

Section 6.16.       Purchasers of Hydrocarbons. Borrowers shall:

(a)          in the event that any Purchaser of Hydrocarbons is, in Lender’s reasonable judgment, not creditworthy, upon the request of Lender, and to the extent any Borrower is legally entitled to take such action, (i) cause the Purchaser to provide one or more letters of credit, in form and substance and from a bank satisfactory to Lender in connection with its purchase of Hydrocarbons from the Properties, (ii) sell Hydrocarbons only to Purchasers who are creditworthy in Lender’s reasonable judgment or who prepay, or (iii) exercise its right to take the Hydrocarbons in kind and sell to Purchasers of Hydrocarbons who are creditworthy in Lender’s reasonable judgment.

(b)          after the date of this Agreement, give Lender thirty (30) days prior written notice if a Person other than a Person listed an Exhibit J will become a Purchaser of Hydrocarbons. The notice will contain the Person’s name and address (including contact person) and specify the Property or Properties to which the purchases relate.

61

Section 6.17.      Access to Officers, Employees and Agents. Borrowers shall allow Lender reasonable access to appropriate officers, employees and agents of Borrowers to discuss the affairs, finances and accounts of Borrowers at all reasonable times and as often as Lender may reasonably request.

Section 6.18.      Use of Proceeds; Development of Properties. Borrowers shall use all amounts Advanced under this Agreement exclusively for the purposes described in this Agreement arid in a manner consistent with the relevant AFEs and other supporting documentation provided to Lender in connection with each Advance Request.

Section 6.19.      Bonds. Borrowers shall use commercially reasonable efforts to cause the Operator to maintain in Full force and effect all federal arid state qualifications, bonds, permits and approvals required by any Governmental Authority necessary to own and operate the Properties, and deliver to Lender certificates evidencing any bonds and copies of any bonds in place (including renewals) as well as all bonds required by the applicable Governmental Authority. Schedule 6.19 identifies (i) each of the bonds, permits and qualifications maintained by Borrowers or Operator in connection with the ownership and Operation of the Properties and compliance with Governmental Requirements, and (ii) all payment obligations of Borrowers to the applicable bonding agent(s).

Section 6.20.      Hedging Hydrocarbon Production. At or prior to Closing

(a)          Borrowers shall enter into the Swap Agreement in form and substance satisfactory to Leader in its sole discretion;

(b)          Upon Lender’s request, Borrowers shall maintain a price risk management program an up to seventy five percent (75%) of its PDP Reserves, as requested by Lender. Lender may review the adequacy of each Borrower’s price hedge position at any time to determine if it is in compliance with this Section 6.20. Lender may require that each Borrower’s hedging program be extended beyond the last Maturity Date for outstanding Loans and if so required, Borrowers shall enter into such additional energy price hedging arrangements necessary to comply with Lender’s request, such extension not to exceed one hundred eighty (180) days alter the last Maturity Date for outstanding loans.

To the extent Borrowers enter into any hedging agreements pursuant to the Swap Agreement which extends beyond the last Maturity Date for outstanding Loans, the Obligations under the Swap Agreement shall continue to be secured by the Security Documents notwithstanding payment of the Loans.

Section 6.21.      Minimum Payments. Borrowers shall pay to Lender interest at the rate specified in this Agreement an all Obligations (including Obligations which are for fees or to reimburse Related Costs or indemnify Lender) on each Payment Date,

Section 6.22.      Title Opinions.

(a)          Prior to drilling any Well utilizing Loans, Borrowers shall deliver to Lender a drill-site title opinion, pooling order or other documentation (sufficient in Lender’s sole discretion) covering the Well to be drilled.

62

(b)          The opinions to be delivered under this Section 6.22 will show Defensible Title in the Well vested in Borrowers subject only to the Permitted Encumbrances, the Mortgages in favor of Lender as first and prior mortgage Liens subject only to the Permitted Encumbrances and will otherwise be satisfactory to Lender and its counsel.

Section 6.23.      Continuing Enterprise. Each Borrower shall continue to conduct its operations on such a scale and in such a manner as is necessary to (i) perform its obligations under this Agreement, the other Loan Documents and the Basic Documents, and (ii) preserve its rights to the Properties and its rights under the Basic Documents unless a prudent Operator would not do so.

Section 6.24.      Venue for Debtor Relief Proceedings. In the event any Borrower voluntarily commences any proceeding under any Debtor Relief Law, Borrowers shall initiate and maintain the proceeding in the United States District Court for the Southern District of New York.

Section 6.25.       Access to Seismic and Geophysical Data. To the maximum extent allowed under applicable seismic licenses, Borrowers shall provide Lender and its engineering consultants with access to all engineering, seismic, geological and geophysical data, studier and evaluations which Borrowers or any of its Affiliates possess or to which any of them has access relating to the Properties. Lender will, upon reasonable notice to Borrowers, have access to these records during Borrowers’ regular business hours; provided, however, to the extent the information to be made available to Lender under this Section 6.25 is subject to a confidentiality agreement, Borrowers may require Lender to execute and deliver to it a mutually acceptable confidentiality agreement prior to being allowed access to the confidential information.

Section 6.26.       Financial Ratios.

(a)          Current Ratio. Beginning with the fiscal quarter ending March 31, 2008, Borrowers and their Subsidiaries shall at all times maintain a Current Ratio of at least 1.00 to 1.00.

(b)          Adjusted PV Ratio. Borrowers and their Subsidiaries shall maintain an Adjusted PV Ratio of not less than 1.5 to 1.0 commencing as of the First Reserve Report Effective Date and with the delivery of each Reserve Report delivered thereafter pursuant to Section 5.6(a).

(c)          For its most recent four fiscal quarters, beginning with the fiscal quarter ending March 31, 2008, Borrowers and their Subsidiaries shall at all times maintain an Interest Coverage Ratio of at least 3.00 to 1.00.

Section 6.27.      Liens on Collateral. Borrowers will at all times cause all Collateral (whether real, personal or mixed, tangible or intangible) of Borrowers to be subject to a senior first-priority perfected Lien in favor of Lender pursuant to the Security Documents subject only to Permitted Encumbrances.

Section 6.28.      Warrants. Empire USA shall issue and maintain the Warrants described in Section 9.2(e).

63

Section 6.29.      Payment of Taxes. Borrowers shall pay all costs to be paid on Taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to any of the Collateral except for Taxes, assessments, charges or encumbrances being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with the Accounting Standards.

Section 6.30.      Right of First Negotiation and Right of First Refusal.

(a)          Each of the Borrowers agree that MBL shall have the right of first negotiation with respect to the financing and hedging for the exploration and production of Hydrocarbons within the Area of Mutual Interest by Borrowers, Guarantors or any of their Affiliates. The parties shall have twenty (20) business days from the date of notice to MBL of its intent to seek such financing or hedging to reach a mutually acceptable financing or two (2) business days from the date of notice to MBL of its intent to seek such hedging arrangement. After said periods, this right of first negotiation shall expire. Further, Borrowers hereby grant to MBL a right of first refusal with respect to any additional financing and hedging sought by Borrowers or any of their Affiliates in connection with the exploration and production of Hydrocarbons for properties located within the Area of Mutual Interest. The right of first refusal requires MBL to meet or exceed the financing or hedging terms offered by third parties. In connection with any such financing or hedging sought by Borrowers or any of their respective Affiliates, throughout that each period, Borrowers and each of their Affiliates shall allow MBL access to all relevant geological and engineering information, cost estimates and other information so that MBL can evaluate the proposed project. MBL shall have no obligation to provide funding for any activities unless it expressly agrees to do so in writing.

(b)          Each of the Borrowers agree that Lender shall have the first right of negotiation with respect to the financing and hedging for the exploration and production of Hydrocarbons by Borrowers or any of their Affiliates outside of the AMI. The parties shall have twenty (20) business days from the date of notice to Lender of its intent to seek such financing or two (2) business days from the date of notice to MBL of its intent to seek such hedging, to reach a mutually acceptable financing or hedging arrangement. After said sixty (60) day period, this right of first negotiation shall expire. Throughout the sixty (60) day period, Lender will have access to all relevant geological and engineering information, cost estimates and other information so that Lender can evaluate the proposed project. Lender shall have no obligation to provide funding for any activities unless it expressly agrees to do so in writing.

(c)          The obligations of Borrowers under this Section 6.30 shall terminate upon payment in full of the Obligations.

Section 6.31.      Post Closing Covenants.

(a)          Borrowers must file certificates of limited partnership or similar documents required by the State of Pennsylvania to create limited partnerships in accordance with the provisions of each partnership agreement entered into by Borrower or its affiliates, or, in the case of partnerships that have been dissolved, or are desired by the Borrower to be dissolved, file certificates of dissolution or similar document required by the State of Pennsylvania to effect such dissolution, in each case on or before April 30, 2008, but in each case the Lender may waive or extend such date or such fi lings in its reasonable discretion.

64

(b)          Borrowers must deliver the certificate described in 9.2(ll), and may not issue or agree to issue any additional warrants not listed an such certificate without the prior written consent of Lender and with reasonable written documentation.

(c)          Within live (5) days following the Closing Date, Borrowers will deliver to Lender a Deposit Account Control Agreement covering account number 985091364 owned and maintained by Empire Drilling at National City Bank.

Article VII
NEGATIVE COVENANTS

So long as there are any Obligations owing to Lender under this Agreement or the Swap Agreement (other than indemnity obligations and similar obligations that survive the termination of this Agreement), and unless Lender has previously consented in writing to a waiver thereof, each Borrower or Guarantor, as set forth below, must comply with the following covenants:

Section 7.1.         Debt. Borrowers shall not create, incur, assume or suffer to exist any Debt, except:

(a)          the Obligations incurred in accordance with this Agreement;

(b)          Capital Leases which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate, provided that, Borrowers may propose, an each anniversary of the Closing Date, a modification to this Section 7.1(b) subject to the review and written approval of Lender, such approval not to be unreasonably withheld alter taking into consideration of all relevant circumstances as determined by Lender, including but not limited to coverage ratios and Net Operating Cash Flow forecasts;

(c)          obligations secured by Permitted Encumbrances;

(d)          Indebtedness in connection with a Hedging Agreement approved in writing by Lender;

(e)          accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are (i) not delinquent or otherwise greater than ninety (90) days past the date of invoice and do not exceed $250,000 in the aggregate or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Accounting Standards;

(f)          letters of credit, surety or other Bonds incurred in the ordinary course of business approved in writing in advance by Lender;

(g)          endorsements of negotiable instruments for collection in the ordinary course of business; and

65

(h)          other Debt incurred with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed, and fully subordinated to the Obligations pursuant to a Subordination Agreement.

Section 7.2.         Accounts. Borrowers shall not sell, discount or factor its accounts, instruments, intangibles, Leases or chattel paper, except for accounts that are settled for less than the amount thereof, discounted or extended in each case in the ordinary course of business so bang as no Default or Event of Default has occurred and is continuing.

Section 7.3.         Guaranties. Other than Debt permitted by Section 7.1. Borrowers shall not assume, guaranty or endorse or otherwise become directly or contingently liable for any liability of any other Person except for the indemnification obligations contained in this Agreement and the Security Documents. The preceding sentence will not prohibit the endorsement of negotiable instruments for deposit or collection or the incurrence of obligations under the Operating Agreements and similar transactions in the ordinary course of business. For purposes of this Section 7.3, the term “guaranty” includes any agreement, whether contingent or otherwise, to purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any case primarily for the purpose of enabling another Person to make payment of any debt or liability, or to make any payment (whether as a capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with a debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with that Person’s debts or liabilities.

Section 7.4.         Ownership and Business Operations. Borrowers shall not:

(a)          without the prior written consent of Lender, suffer any Change of Control or merge into or consolidate with any other Person;

(b)          acquire or agree to acquire all or any material portion of the Equity Interests or assets of any other Person;

(c)          sell, transfer, assign or grant any Person an option to acquire any of its assets (as that term is defined in accordance with the Accounting Standards) or take any similar action except for the sale of production or inventory in the ordinary course of Borrowers’ business;

(d)          cancel any claim or Debt during the term of the Loans, except for consideration and in the ordinary course of its business;

(e)          prepay any Debt other than the Obligations owing to Lender hereunder;

(f)          cause or suffer to exist a default under any lease, mortgage, deed of trust or Lien on real estate owned or leased by Borrowers;

(g)          make any loan or advance or extend any credit during the term of the Loans to any Person, whether or not an Affiliate of Borrowers;

66

(h)          transfer its executive offices, or change its company name or reorganize as an entity other than their current respective form of organization in a jurisdiction other than the jurisdiction under which it is organized on the date of this Agreement;

(i)          change its fiscal year;

(j)          allow (i) the abandonment of any Well capable of commercial production, or the release or abandonment of all or any part of any Borrower’s Working Interest or Net Revenue Interest in any of the Properties capable of commercial production, or release or abandon all or any portion of the Properties except in accordance with prudent operator standards; (ii) any Borrower’s Net Revenue Interest in the Properties to be developed, maintained or operated in a manner less favorable than prudent Operator standards taken as a whole; and (iii) any material alterations in the Basic Documents except as made by an Operator on behalf of Borrowers pursuant to the terms of an Operating Agreement;

(k)          except in the ordinary course of business and as permitted under this Agreement, enter into any new agreement or contract with any Person relating to or affecting any of the Properties that could be material in the context of any particular Lease;

(l)           enter into any farmout agreements with any Person;

(m)         allow the commencement of any operation other than pursuant to an AFE approved in writing by Lender excluding emergency operations, operations required under presently existing contractual obligations, operations necessary to ensure compliance with any Governmental Requirement; or

(n)          to the extent of their rights to do so and subject to Section 6.14, permit, or fall or refuse to prohibit, a change in Operator with respect to any of the Properties.

Section 7.5.         Liens and Encumbrances. Except as set forth on Schedule 7.5, Borrowers shall not:

(a)          suffer to exist any Lien or consent to the filing of any financing statement on any of its property (including any Borrower’s Working Interest or Net Revenue Interest in the Properties) other than

(i)          the Liens created by and granted to Lender under this Agreement and the Security Documents;

(ii)         the Permitted Encumbrances;

(iii)        Liens being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Accounting Standards; and

(iv)        Liens securing Capital Leases permitted by Section 7.1(b).

67

(b)          dedicate, sell, encumber or dispose of, or suffer to exist any agreement for the sale, disposition or encumbrance of, any Borrower’s Working Interest and/or Net Revenue Interest in the Properties or of any Hydrocarbon production attributable to any Borrower’s Working Interest or Net Revenue Interest in the Properties except in the ordinary course of business;

(c)          reserve any recorded or unrecorded executory rights in any Borrower’s Working Interest or Net Revenue Interest in the Properties except as consented to in writing by Lender; or

(d)          allow any of its accounts payable to be more than ninety (90) days old, except for amounts being contested in good faith for which sufficient reserves have been established on the books of Borrowers in accordance with the Accounting Standards.

Section 7.6.         Investments. Borrowers shall not make, or suffer to exist, any Investment except Investments in certificates of deposit or other obligations issued by an Acceptable Bank or obligations of the United States government or any agency thereof.

Section 7.7.        Subsidiaries and Divestitures. Borrowers shall not create any direct or indirect Subsidiary or divest itself of any material assets by (i) transferring them to any future Subsidiary or (ii) by entering into a partnership, joint venture, or similar arrangement. Borrowers shall not make any material change in its capital structure or enter into any management contract permitting a third party to exercise management rights with respect to any Borrower’s business other than pursuant to the Operating Agreements.

Section 7.8.         Compliance with Laws. Borrowers shall not and shall use commercially reasonable efforts to cause any Operator to not violate any Environmental and Safety Regulation in any manner which could reasonably be expected to have Material Adverse Effect; or (ii) use or permit the use of any of the Properties to generate, treat, store, handle, transport or dispose of Hazardous Materials except in compliance in all material respects with all applicable Environmental and Safety Regulations, and which the failure to so comply could reasonably be expected to have a Material Adverse Effect. Upon the occurrence of any Release of Hazardous Materials, Borrowers shall promptly commence and perform, or cause to be promptly commenced and performed, without cost to Lender, all investigations, studies, sampling and testing, and all remedial, removal and other actions reasonably necessary to clean up and remove all Hazardous Materials to comply with the requirements of all applicable Environmental and Safety Regulations.

Section 7.9.         Dividends and Distributions. Borrowers may not, unless using the proceeds from a release of funds under Section 2.9(b)(ii):

(a)          declare or pay any cash dividends or distributions;

(b)          declare or make any distribution in cash or other property or return of capital;

(c)          purchase or redeem any of its Equity Interests or other securities;

68

(d)          issue additional Equity Interests or Debt convertible into Equity Interest of any class to any Person unless such issuance is a Permitted Equity Transaction; or

(e)          take any other action that could have substantially the same effect as any of the actions prohibited under items (a)-(d) above.

Section 7.10.      Modifications. Borrowers shall not alter, amend or cause the alteration or amendment of any of the Loan Documents, any Operating Agreement, any Hedging Agreement or any farmout agreement without the prior written consent of Lender.

Section 7.11.      Development Expenditures. In connection with the development of the Properties, Borrowers shall not expend any proceeds of the Loans for activities not expressly provided for herein or included on an AFE approved in writing by Lender.

Section 7.12.      Quarterly Net Operating Cash Flow. Borrowers shall not allow the cumulative Net Operating Cash Flow during any applicable period to fall below the amounts to be calculated utilizing the methodology set forth in Schedule 7.12.

Section 7.13.      Quarterly Net Revenue Interest Production Levels. Commencing as of the earlier of (i) 31 March, 2008 or (ii) the date of the first Advance under Tranche B Term Loans, Borrowers shall not allow its Net Revenue Interest Hydrocarbon production sold to fall below the amounts to be calculated as set forth on Schedule 7.13.

Section 7.14.       Other. Borrowers shall not:

(a)          fail to observe all of the provisions of Articles V and VI after the Closing, to the extent not already subsumed in this Article VII;

(b)          declare an Early Termination Date (as that term may be defined in the Swap Agreement) or any similar action pursuant to any Hedging Agreement without the prior written consent of Lender, such consent not to be unreasonably withheld or delayed; provided that Borrowers may declare an Early Termination Date or any similar action under and in accordance with the terms of any Hedging Agreement (i) in respect of any “Event of Default” (as defined in such Hedging Agreement) by the counterparty to such Hedging Agreement or (ii) in order to close out any transactions Chen outstanding under such Hedging Agreement and pay all amounts due in connection with the close out of such transactions coincident with the full and final repayment or prepayment of all of the Obligations;

(c)          enter into any Hedging Agreement not approved in writing by Lender;

(d)          enter into a unit operating agreement relating to the Properties without the written consent of Lender;

(e)          except as set forth on Schedule 4.29, Borrowers shall not enter into any transaction with any Affiliates without the prior written consent of Lender, and, if approved by Lender, Borrowers shall conduct those transactions on an arm’s-length basis;

69

(f)          except as otherwise authorized under this Agreement, (i) sell or enter into any agreement to sell any assets of Borrowers outside the ordinary course of business without the prior written consent of Lender, or (ii) enter into any financial transactions that are, in the opinion of Lender, unusual or not customary in the oil and gas industry; or

(g)          adopt any Employee Plan without approval of Lender.

Section 7.15.      Proceeds of Notes. Borrowers will not permit the Loans to be used for any purpose other than those permitted by Section 6.18. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by Lender, Borrowers will furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 7.16.      Limitation on Leases. Borrowers will not create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbons described in the Reserve Reports), under leases or lease agreements which would cause the aggregate amount of all payments made by Borrowers pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $100,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 7.17.      Nature of Business. Borrowers will not allow any material change to be mode in the character of its business as an independent Hydrocarbon exploration and production company. Borrowers will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any oil and gas properties not located within the geographical boundaries of the United States.

Section 7.18.      Deposit Accounts. Except for those identified on Schedule 4.42, Borrowers will not maintain any additional deposit accounts (as defined in the UCC) without the prior written approval of Lender. With respect to account number ____________ owned and maintained by Empire USA at National City Bank, for as long as this Agreement remains in effect, Borrowers shall not authorize or permit such deposit account to be used for any purpose other than to receive and immediately disburse amounts that Empire USA is expressly authorized to distribute to its members pursuant to this Agreement. With respect to account number 985091364 owned and maintained by Empire Drilling at National City Bank, Borrowers shall not authorize or permit such deposit account to (a) receive any amounts other than to be promptly disbursed to pay trade creditors of Empire Drilling.

Section 7.19.      No Severance Agreements. Without the prior written approval of Lender, Borrowers will not enter into or become bound by or cause or allow any of the Collateral to become subject to any agreement under which Borrowers could become obligated to pay any amounts or make the accommodations to any Person, in connection with that Person’s resignation, termination or any similar occurrence.

70

Section 7.20.      G&A Expenses. Allow G&A Expenses to exceed the G&A Cap.

Section 7.21.     Commodity Deliveries. Enter into obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business.

Section 7.22.       Disqualified Capital Stock. Borrowers may not issue any Disqualified Capital Stock.

Section 7.23.      Total Adjusted Present Value to Net Debt Ratio. Borrowers may not allow its ratio of Total Adjusted Present Value to Net Debt to be less than 1.5 to 1.0.

Section 7.24.      Affiliate Transactions. No Borrower shall enter into any transaction with any Affiliates without the prior written consent of Lender unless such Affiliate has executed a Subordination Agreement with Lender, in which case, Borrowers must give no less than ten (10) days written notice to Lender in advance of such transaction, and, if approved by Lender, Borrowers shall conduct those transactions on an arm’s length basis.

Article VIII
FURTHER RIGHTS OF LENDER

Section 8.1.        Delivery of Additional Documents; Power of Attorney. Until the Obligations are repaid in fall (other than indemnity obligations and similar obligations that survive the termination of this Agreement), Borrowers, at their own expense, shall do all things and shall deliver all instruments requested by Lender to create, perfect, protect or continue any security interest, Mortgage or Lien granted or created under this Agreement or any of the Security Documents. Lender may examine, inspect and copy or make extracts from all books and records of Borrowers at any time during regular business hours upon prior written notice to Borrowers. Borrowers authorize Lender to execute atone any other Instruments that Lender may require to establish, perfect, protect or continue any Lien or security interest under this Agreement or any of the Security Documents and further authorizes Lender to sign any Borrower’s name on any of those Instruments. After the occurrence of an Event of Default, each Borrower authorizes Lender to appoint any Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse, for deposit into the Project Account, the name of any Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign any Borrower’s name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted in this Section 8.1 are coupled with an interest and are, therefore, irrevocable. Neither Lender nor any agent or attorney-in-fact will be liable to any Person for any act or omission, error in judgment or mistake of law that is not intentional, willful or grossly negligent. Upon payment and performance of all Obligations of Borrowers to Lender, this power of attorney will become null and void.

71

Section 8.2.        Payments by Lender. If any Borrower fails to purchase or maintain insurance in accordance with this Agreement, or to pay any tax, assessment, government charge or levy in accordance with this Agreement, or in the event that any prohibited Lien, encumbrance or security interest is not discharged in accordance with this Agreement, or in the event that any Borrower materially falls to perform or comply with any other covenant, promise or Obligation under any Loan Document, Lender may, but will not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts paid by Lender, including reasonable attorneys’ fees and disbursements, will be deemed to be additional Obligations owing by Borrowers to Lender under this Agreement; provided, however, that Lender will not make any payments on behalf of any Borrower without providing Borrowers prior written notice of at least three (3) Business Days.

Section 8.3.        Possession. Upon the occurrence and during the continuation of an Event of Default, Lender may (i) enter any Borrower’s premises at any time, and (ii) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its Liens under the Security Documents and the sale or other disposition of any property subject to those documents, Lake possession of those premises without charge, rent or payment, or place custodians in control of any of the premises, remain on and use the premises and any of any Borrower’s Equipment and other Collateral for the purpose of completing any work in progress, preparing any Collateral for disposition or collecting any Col lateral.

Section 8.4.         Indemnification from Borrowers.

(a)          BORROWERS SHALL, JOINT AND SEVERALLY, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, DEFEND, RELEASE AND INDEMNIFY LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AUTHORIZED AGENTS (COLLECTIVELY, THE “INDEMNIFIED PARTY OR PARTIES”) AND HOLD EACH OF THEM HARMLESS FROM AND AGAINST ANY AND ALL INJURIES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND DISBURSEMENTS OF COUNSEL), CHARGES AND ENCUMBRANCES WHICH MAY BE INCURRED BY OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES IN CONNECTION WITH OR ARISING OUT OF ANY ASSERTION, DECLARATION OR DEFENSE OF LENDER’S RIGHTS OR SECURITY INTERESTS UNDER THE PROVISIONS OF THIS AGREEMENT, ANY SECURITY DOCUMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH:

(i)          THE ACQUISITION OR OPERATION OF THE COLLATERAL;

(ii)         THE REALIZATION, REPOSSESSION, SAFEGUARDING, INSURING OR OTHER PROTECTION OF THE COLLATERAL WHILE AN EVENT OF DEFAULT IS CONTINUING;

(iii)        THE COLLECTING, PERFECTING OR PROTECTING OF LENDER’S LIENS AND SECURITY INTERESTS UNDER THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS; AND

72

(iv)        ANY INVESTIGATION, LITIGATION, OR PROCEEDING RELATED TO ANY PRESENT OR FUTURE ACQUISITION OR PROPOSED ACQUISITION BY BORROWERS. BORROWERS WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS IT MIGHT HAVE IN CONNECTION WITH ANY SUIT OR ACTION AGAINST LENDER TO CLAIM SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES TO IT, ITS BUSINESS OR ITS PROSPECTS. EACH BORROWER HAS CONSULTED WITH ITS COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 8.4 AND UNDERSTANDS THAT IT IS TO BE INTERPRETED BROADLY AGAINST EACH BORROWER.

(b)          EACH BORROWER SHALL, JOINT AND SEVERALLY, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, DEFEND, RELEASE AND INDEMNIFY THE INDEMNIFIED PARTIES, AGAINST, AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PARTY, INCURRED BY OR ASSERTED AGAINST ANY INDEMNIFIED PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY BORROWER OR ANY OTHER PERSON TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY BORROWER SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR ADVANCE OR THE USE OF THE PROCEEDS THEREFROM, (v) THE OPERATIONS OF THE BUSINESS OF ANY BORROWER AND ITS AFFILIATES BY BORROWERS AND THEIR AFFILIATES, (vi) ANY ASSERTION THAT LENDER WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS (AFTER GIVING EFFECT TO THE PERMITTED ENCUMBRANCES), (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWERS OR ANY AFFILIATE OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY BORROWERS OR ANY AFFILIATE WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWERS OR ANY AFFILIATE, (ix) THE FAST OWNERSHIP BY BORROWERS OR ANY AFFILIATE OF ANY OF THEIR PROPERTIES OR FAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWERS OR ANY AFFILIATE OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWERS OR ANY OF ITS AFFILIATES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWERS OR ANY OF ITS AFFILIATES, OR (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNIFIED PARTY IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXPRESSLY EXTEND TO BACH INDEMNIFIED PARTY NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS, AS AMENDED, OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

73

(c)          All amounts due under this Section 8.4 shall be payable not later than ten (10) days after written demand therefor.

Section 8.5.         Removal and Appointment of Operator. Lender will, in its reasonable discretion, have the right to approve or disapprove any action taken by Borrowers to appoint, remove or replace the Operator of any of the Properties.

Article IX
CLOSING; CONDITIONS PRECEDENT TO CLOSING

Section 9.1.         Closing. Subject to the conditions stated in this Agreement, Closing will occur at a mutually agreeable time on or before February 29, 2008. The date on which all of the Loan Documents have been executed and each of the conditions in Section 9.2 are satisfied will be known as the “Closing Date”. Closing will occur at the Offices of Macquarie Bank Limited, Level 8, 1 Martin Place, Sydney, New South Wales, Australia, 2000, at 4:00 pm on the Closing Date, or at any other place arid time as Borrowers and Lender may agree in writing.

Section 9.2.         Conditions to Makin the Initial Loans. As conditions to the making of the initial Advance:

(a)          Borrowers and each Guarantor will each execute and deliver to Lender each of the Loan Documents to which it is a party, each in form and substance satisfactory to Lender and, where applicable, duly stamped or, if not duly stamped, evidence satisfactory to Lender that they will be duly stamped and in registrable form together with all executed documents necessary to register them, and deliver an Advance Request to Lender;

74

(b)          Borrowers will cause each Guarantor and each other Person designated by Lender (other than Operators and trade creditors in ordinary course) to execute and deliver to Lender the Subordination Agreement;

(c)          Borrowers will have obtained all permits, licenses and bonds required for Borrowers to own and operate the Properties under any applicable Governmental Regulations which are set forth in Schedule 6.19;

(d)          Imperial Corporation will execute and deliver to Lender the Guaranty and the holders of 100% of the Equity Interests of Empire E&P and Empire Drilling will execute and deliver to Lender a Pledge Agreement.

(e)          Empire USA will execute and deliver to Lender or its designee the Warrant Agreement;

(f)          Lender shall have completed and be satisfied with all business, financial, legal, title, engineering and environmental due diligence with respect to Borrowers and the Properties, in Lender’s sole discretion;

(g)          No litigation, arbitration, mediation, dispute, conciliation or administrative proceeding has been commenced, is pending, or to the knowledge of Borrowers or Guarantors, is threatened which, if adversely determined could have a Material Adverse Effect;

(h)          Borrowers will deliver to Lender a pro forma financial statement and balance sheet prepared in accordance with the Accounting Standards except for the omission of the notes required by the Accounting Standards and subject to the assumptions stated and normal “year-end adjustments” and certified as of the Closing Date by Empire USA’s Authorized Officer as accurately showing the financial position of Empire USA alter giving effect to this Agreement (including the payment of alt Tees and expenses to be paid or payable in connection with this Agreement and the initial Advance to be requested by any Borrower under the Term Loan, if such an Advance is to be requested at Closing); in addition, Borrowers will have no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments that are not disclosed in the financial statements;

(i)          An environmental consultant satisfactory to Lender will inspect the Properties and deliver to Lender an environmental site assessment satisfactory in form and substance to Lender in its sole discretion;

(j)          Borrowers will deliver to Lender (i) title opinions or other evidence of title of the type described in Section 6.22 relating to and agreed upon acreage of the Properties (current to the interests owned by Borrowers and the security interests and Liens being granted under the Mortgage or otherwise satisfactory in form and substance to Lender) showing Defensible Title to the Properties vested in Borrowers subject only to the Permitted Encumbrances and otherwise satisfactory in form and substance to Lender, (ii) a map indicating the location of each Lease comprising the Properties and identifying each PDP well, each PDNP well and each PUD location on the Properties; and (iii) a list of all Leases comprising the Properties together with the expiration Bates of each Lease and a summary of any affirmative drilling obligations or other mandatory capital expenditures required to maintain each Lease in Force and effect;

75

(k)          any necessary Governmental Authority will have approved in writing the transfer of the Properties to Borrowers, and that written approval will be satisfactory in form and substance to Lender in its sole discretion;

(l)           Borrowers will deliver to Lender the Basic Documents and all other documents and Instruments as Lender may reasonably request, all of which will be satisfactory, in form and substance, to Lender;

(m)         Legal opinions, in form and substance satisfactory to Lender, in its sole discretion, have been delivered to Lender including, without limitation:

(i)          an opinion from Freehills in respect of Imperial Corporation and each Loan Document to which Imperial Corporation is a party (including the Guaranty and Deed of Charge as amended for this transaction) or which is governed by New South Wales law as to formation, existence, authority, and enforceability;

(ii)         an opinion from Kirkpatrick & Lockhart Preston Gates Ellis LLP in respect of the Borrowers and certain subsidiaries, in form and substance acceptable to Lender.

(iii)        other opinions as reasonably requested by Lender.

(n)          Each party to a Loan Document will deliver to Lender or cause to be delivered to Lender:

(i)          a copy of resolutions, in form and substance satisfactory to Lender, authorizing (A) the execution, delivery and performance by such party of the Lean Documents to which it is or will be a party, (B) the borrowings contemplated by this Agreement (and the guaranty thereof, in the case of a Guarantor), (C) the granting of the Liens, pledges and security interests contemplated by the Mortgage and the other Security Documents executed by such party, certified as true and correct by an Authorized Officer of such party as of the Closing Date and certifying that the resolutions have not been amended, modified, revoked or rescinded as of the Closing Date;

(ii)         a certificate of the Secretary or other Authorized Officer of such party dated the Closing Date, certifying the Authorized Officer’s signature on behalf of such party, who will be signing such Loan Documents or any certificate or other documents to be delivered in connection with any such Loan Documents; and

76

(iii)        (A) a copy of the articles of formation or equivalent document, of such party, certified as of a date not more than thirty (30) Business Days prior to the Closing Date by the Secretary of State for the State of formation of such party, (B) a copy of the Bylaws or equivalent document, (including any modifications) of such party, (C) a certificate as of a date not more than thirty (30) Business Days prior to the Closing Date from the Secretary of State for the State of its formation as to the existence and good standing of such party, and (D) a certificate dated the Closing Date from an Authorized Officer of such party to the effect that the documents delivered pursuant to (A)-(C) are true and correct copies and, with regard to item (A) as on file with the Secretary of State for the State of its formation, no action has been taken to amend, modify or repeal that document and it remains in full force and effect in that same form on the Closing Date.

(iv)        an officer’s certificate for Empire USA in a form acceptable to Lender (together with the attachments referred to in the certificate) and dated no more than five (5) Business Days before the Closing Date;

(o)          Lender will have reviewed and found acceptable each Borrower’s accounting and business systems (including “back-office” and administrative functions);

(p)          Each Borrower will have identified to Lender, independent public accountants Borrowers will retain, which independent public accountants shall be satisfactory to Borrowers and Lender;

(q)          Borrowers will execute and deliver to MBL or its designated Affiliate the Swap Agreement;

(r)          To the extent any Borrower is the owner of the insurance policy or is a party to an Operating Agreement, Borrowers will deliver to Lender copies of all insurance certificates required under this Agreement listing Lender as a loss payee and additional insured or as otherwise required by Lender, each certified as true and correct by an Authorized Officer of Borrowers and acceptable to Lender in its sole discretion (provided, however, Borrowers shall provide copies of any such insurance policy upon Lender’s request);

(s)          Each Borrower has provided any other information required by Section 326 of the USA PATRIOT Act or deemed necessary in the opinion of Lender to enable Lender to verify the identity of Each Borrower as required by Section 326 of the USA PATRIOT Act;

(t)          Since 1 February, 2007 no Material Adverse Effect has occurred;

(u)          Except as disclosed in this Agreement, there are no past due bills for improvements or services to the Properties that could give rise to mechanic’s or materialmen’s Liens or any other similar encumbrance arising by Operation of applicable law that are not subject to a Subordination Agreement in favor of Lender;

(v)         Lender is satisfied with the management of Borrowers;

(w)          The representations in each of the Loan Documents of Borrowers, Imperial Corporation and each other Person are true, complete and correct in all material respects;

77

(x)          Lender is satisfied, in its sole discretion, with the results of its due diligence examination of Borrowers and the Properties, including each Borrower’s proposed development of the Properties, satisfactory information regarding existing oil and gas sales, and all aspects of each Borrower’s existing and contemplated oil and gas marketing activities;

(y)          no suit or other proceeding is pending or threatened before any court or Governmental Authority seeking to restrain, enjoin or prohibit or declare illegal, or seeking damages from any Borrower in connection with the transactions contemplated in this Agreement or alleging the breach of any material contract;

(z)          Borrowers will reimburse Lender for all Related Costs for which invoices have been presented;

(aa)        Borrowers have paid the fees set forth in Section 2.14.

(bb)       Borrower will have delivered to Lender such financial statements as Lender may request and such financial statements will be acceptable to Lender in its sole discretion;

(cc)        Borrowers will have received all requisite approvals to own and operate the Properties;

(dd)       each Person designated by Lender has executed and delivered to Lender a Deposit Account Control Agreement;

(ee)        Borrowers will have an hand working capital sufficient to conduct the operations contemplated by this Agreement as determined by Lender in its sole and absolute discretion;

(ff)         all Operating Agreements (inclusive of all COPAS provisions) with respect to the Properties will be in form and substance satisfactory to Lender in its sole discretion;

(gg)       Borrowers will deliver to Lender the Development Plan covering development activities for the Properties to the satisfaction of Lender in its sole discretion;

(hh)       the transactions contemplated by this Agreement are not prohibited by law or regulations applicable to Borrowers or Lender, including, but not limited to, the USA PATRIOT Act;

(ii)          Each Borrower has received, read and executed, as applicable, the Client Registration Form (Corporate Account) and Terms and Conditions of Investment Business of MBL attached hereto as Exhibit K;

(jj)          Borrowers have delivered to Lender, releases of all existing Liens (except for Liens that are Permitted Encumbrances) an the Properties, each of which will be satisfactory to Lender; and

78

(kk)        Borrowers have delivered to Lender, a copy of the DK Gas Inc. Purchase and Sale Agreement.

(ll)          Borrowers have delivered to Lender a certificate executed by an officer of Borrower which lists each person or entity that currently owns, or is entitled to own upon conversion of warrants, each of 120,000 A Units in Empire USA, 80,000 of which are issued, and 40,000 of which are committed to the people or entities set forth therein upon exercise of such warrant agreements.

Section 9.3.         Additional Conditions Precedent. The following additional conditions apply to the making of each subsequent Advance:

(a)          Borrowers will deliver to Lender an Advance Request substantially in the form of Exhibit C;

(b)          if applicable, any necessary Governmental Authority will have consented in writing to the granting of the Liens and other rights contemplated by the Mortgage, and that written consent will be satisfactory in form and substance to Lender in its sole discretion;

(c)          upon Lender’s request and to the extent not previously provided, Borrowers will obtain and deliver to Lender any other documents, including Lien waivers, additional Subordination Agreements, certificates, consents and other approvals required from third parties, all in form and substance acceptable to Lender, necessary or convenient to the preservation of all of the rights of Lender contemplated by this Agreement and the other Loan Documents;

(d)          for each Well that is the subject of a pending Advance, Borrowers will deliver to Lender the Operating Agreement, Pooling Orders and such other documentation that may be requested by Lender, and each of those agreements or documents (including the COPAS provisions) will be in form arid substance satisfactory to Lender in its solo discretion;

(e)          to the extent not previously issued to Lender, Empire LISA will issue to Lender the applicable Warrants;

(f)          to the extent not previously delivered to Lender or requested by Lender or its designee and acknowledged in writing by Lender, Borrowers will deliver to Lender any other documents as Lender may reasonably request, including plats and maps, supplemental or additional title opinions, permits or consents required by any Governmental Authority and/or legal opinions (including usury opinions) from counsel to Borrowers;

(g)          to the extent not previously delivered to Lender or its designee and acknowledged in writing by Lender, Borrowers will have provided evidence satisfactory to Lender that all seismic and other geological, geophysical, engineering and well data relating to the Properties and owned by Borrowers and has been or will be assigned to Borrowers free of any encumbrance except for existing third party agreements;

79

(h)          to the extent not previously delivered to Lender or its designee and acknowledged in writing by Lender, Borrowers will deliver to Lender an opinion or opinions of counsel to Borrowers, and each opinion will be satisfactory to Lender and its counsel and will provide that Lender’s lenders or Lender’s assignees will be entitled to rely upon it;

(i)          to the extent not previously delivered to Lender, Mortgages in form and substance satisfactory to Lender on any Properties of Borrowers that constitutes real property;

(j)          at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing;

(k)          at the time of and immediately after giving effect to such Loan, no Material Adverse Effect shall have occurred;

(l)          the representations and warranties of Borrowers set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Advance, such representations and warranties shall continue to be true and correct as of such specified earlier date;

(m)         the making of such Loans would not conflict with, or cause Lender to violate or exceed, any applicable Governmental Requirement, and no change in law shall have occurred, and no litigation shall be pending or threatened, which does or, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(n)          Borrowers will deliver to Lender a certificate from an authorized officer of Borrowers representing and warranting that the matters specified in Section 9.3(j)-(m) are true and correct as of the date of the certification;

(o)          Borrowers have implemented a commodity price risk management program as required by Section 6.20(b);

(p)          Lender has approved each Borrower’s insurance coverage and determined that it is satisfactory for each Borrower’s operations as contemplated by the then applicable Development Plan; and

(q)          the reports each Borrower has provided pursuant to Article V are sufficient in Lender’s sole discretion for Lender to make any funding decision for any Loan requested by Borrowers.

Article X
EVENTS OF DEFAULT

Section 10.1.       Events of Default. The occurrence and continuance of any of the following at any time during the term of this Agreement will be an “Event of Default”:

(a)          Any Borrower falls to make any payment under this Agreement, the Notes or any Security Document within three (3) Business Days after the date due; or

80

(b)          Any Borrower or any Affiliate of any Borrower or any other obligor falls to comply with any material term, condition, or covenant of this Agreement (other than a payment Obligation under Section 10.1(a) or Section 6.21), the Notes, any Security Document, the Subordination Agreement or any other Loan Document, whether or not related to any payment Obligation; or

(c)          Any Borrower (i) executes an assignment for the benefit of its creditors, (ii) becomes or is adjudicated bankrupt or insolvent, (iii) admits in writing its inability to pay its debts generally as they become due, (iv) applies for or consents to the appointment of a conservator, receiver, trustee, or liquidator of any Borrower or of all or any substantial part of its assets, (v) files a voluntary petition seeking reorganization for an arrangement with creditors, or to take advantage of or seek any other relief under any Debtor Relief Laws, (vi) flies an answer admitting the material allegations of or consenting to, or defaults in, a petition filed against it in any proceeding under any Debtor Relief Laws, or (vii) Institutes or voluntarily becomes a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or seeking to postpone the maturity or the collection of any of its debts or to suspend any of the rights of Lender or any of its Affiliates under any of the Loan Documents; or

(d)          (i) an order, judgment, or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of any Borrower or appointing a conservator, receiver, trustee, or liquidator of any Borrower, or of all or any substantial part of its assets, and the order, judgment, or decree is not permanently stayed or reversed within sixty (60) days after its entry, or (ii) a petition is filed against any Borrower seeking reorganization, an arrangement with creditors, or any other relief under any Debtor Relief Laws, and the petition is not discharged within ninety (90) days after its filing; or

(e)          if any statement or representation contained in this Agreement, any Security Document, any other Loan Document, any financial statement or any certificate delivered by any Borrower to Lender was willfully or materially false when made or deemed made; or

(f)          if any federal tax Lien or any other Liens totaling $50,000 or more are filed of record against any Borrower or the Properties and not bonded or discharged within thirty (30) days alter any Borrower receives actual or constructive notice of its filing; or

(g)          if a judgment (i) for more than $50,000 or (ii) for any amount if the execution and enforcement of such judgment could adversely affect any Borrower’s ability to operate the Properties is entered against any Borrower and not stayed, vacated, bonded, paid, or discharged within thirty (30) days of its entry, except a judgment where the Claim is fully covered by insurance and the insurance company has accepted liability for the Claim or for which any Borrower has adequate reserves under the Accounting Standards; or

(h)          upon the occurrence of any material violation by any Borrower at the Properties of any applicable Governmental Regulation, including, without limitation, any Environmental Law; or

81

(i)          unless such Borrower provides written notice to Lender (prior to the date on which such Debt becomes due) detailing to the satisfaction of Lender the basis upon which such Borrower intends to dispute the obligation, any Borrower falls to pay any Debt in excess of $50,000 (other than Debt under this Agreement) or any related interest or premium, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and the failure continues alter the applicable grace period, if any, specified in the agreement or Instrument relating to the Debt, or any other event occurs and continues alter the applicable grace period, if any, specified in the applicable agreement or instrument, if the effect of the default or event is to accelerate or to permit the acceleration of the maturity of the Debt or permit the Debt to be declared to be due and payable prior to the stated maturity; or

(j)          the occurrence of a “default” or an “Event of Default” under any of the Security Documents that continues beyond any applicable grace period; or

(k)          (i) this Agreement, the Notes, any Security Document, the Guaranty, the Warrants or any other Loan Document ceases to be in full force and effect (except in accordance with its terms) or is declared null and void or the validity or enforceability is contested or challenged by any Borrower or any Affiliate of any Borrower, including any Guarantor, or any of their respective officers; (ii) any Borrower denies that it has any further liability or obligation under this Agreement, the Notes, the Guaranty, the Warrants or any of the Security Documents; or (iii) any of the Liens and security interests granted to Lender under the Security Documents cease to be valid or perfected or cease to have the priority required hereby or under the Security Documents other than as a result of Lender’ s or its agent’s negligence; or

(l)           Any Borrower falls to provide satisfactory evidence to Lender, within thirty (30) days of Closing, that any Lien (other than Permitted Encumbrances) against the Properties in favor of a third-party has been released or subordinated to Lender; or

(m)         Any Borrower or Operator fails to comply with any Governmental Regulation pertaining in any way to Borrowers, the Properties, the Hydrocarbons or any of the other Collateral and such failure could, in Lender’s judgment, reasonably be expected to have a Material Adverse Effect; or

(n)          Operator is removed or withdraws and the replacement Operator is not acceptable to Lender in Lender’s sole discretion; or

(o)          Any Borrower’s Working Interest or Net Revenue Interest in the Properties is decreased from these set forth in Exhibit A without the prior written consent of Lender; or

(p)          Any Borrower falls to perform its obligations under the Swap Agreement or any Hedging Agreement and the failure continues beyond any applicable grace period; or

(q)          Any Borrower defaults in the performance of its obligations under any Bonds beyond the applicable grace period; or

(r)           projected PDP Reserves to be produced for the remaining term of the Swap Agreement or Hedging Agreement, as applicable, is estimated in the most recent Reserve Report to be less than the remaining volumes to be delivered according to the minimum monthly notional schedule (set forth in any Hydrocarbon Hedging Agreement or the Swap Agreement); or

82

(s)          Any Borrower modifies or amends any of its Charter Documents in any material manner without Lender’s prior written consent; or

(t)          an “Event of Default” or “Early Termination Date” is designated under the Swap Agreement or any Hedging Agreement, if caused by the action or inaction of any Borrower; or

(u)          a Change of Control occurs without Lender’s prior written consent; or

(v)         a Material Adverse Effect occurs;

provided, however that the events described in any of subsections 10.1(b), (e), (h), (i), (l), (m), (n), (q) and (v) will constitute an Event of Default only if the event described is not remedied by Borrowers within fifteen (15) days alter the earlier of (i) any officer of Borrowers (or, in the case of any other obligor, any officer of that obligor) acknowledges the occurrence of the event and (ii) such Borrower’s receipt of a notice from Lender of the occurrence of the event.

Article XI
REMEDIES OF LENDER

Section 11.1.      Remedies. Upon the occurrence of any Event of Default other than under Section 10.1(c) or Section 10.1(d), Lender may, by written notice to any Borrower, take either or both of the following actions, at the same or different times: (i) terminate the commitments and thereupon the commitments shall terminate immediately and (ii) declare the Loans due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrowers accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by Borrowers. Upon the occurrence of an Event of Default described in Section 10.1(c) or Section 10.1(d), the commitments to make additional Loans shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and the other obligations of Borrowers accrued hereunder and under the Term Loan Note and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers. Upon a termination of its commitments following an Event of Default, Lender will have, in addition to all of its other rights arising under any of the Loan Documents or by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the Uniform Commercial Code and will have the right to enter upon any premises where the Collateral is kept and peacefully retake possession.

83

Section 11.2.      Collateral. Lender will have no obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshal any Collateral of any kind for the benefit of any other creditor of Borrowers or any other Person. Each Borrower grants to Lender a license or other right to use, without charge, such Borrower’s Labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature related to the Collateral and necessary or convenient in connection with Lender completing production of, advertising for sale and selling any Collateral, and such Borrower’s rights under all licenses and any franchise, sales or distribution agreements will inure to Lender’s benefit.

Section 11.3.      Set-Off Rights. Upon the occurrence and during the continuation of an Event of Default, Lender will have the right, at any time and from time to time, to set-off and apply against the Obligations, in any manner Lender may determine, any and all deposits (general or special, time or demand, provisional or final) or other amounts at any time credited by or owing from Lender or any depositary to Borrowers whether or not the Obligations are then due; provided, however, that this sentence will not apply to any amounts owing to third-party Working Interest and Royalty Interest previously identified in writing to Lender. Lender will provide notice to Borrowers not later than ten (10) days following the application of any funds under this Section 11.3. As further security for the Obligations, each Borrower grants to Lender a security interest in and Lien an all money, instruments, and other property of such Borrower now or at any time held by Lender, including property held in safekeeping. In addition to Lender’s right of set-off and as further security for the Obligations, each Borrower grants to Lender a security interest in and Lien an all deposits (general or special, time or demand, provisional or final) and other accounts of such Borrower now or at any time an deposit with or held by Lender or any depositary together with all other amounts at any time credited by or owing from Lender or any depositary to such Borrower. For the avoidance of any doubt, Lender will not deliver a Notice of Exclusive Control as set forth in the Deposit Account Control Agreement unless and until there is an Event of Default. The rights and remedies of Lender under this Section 11.3 are in addition to other rights and remedies (including other rights of set-off) that Lender may have.

Section 11.4.      Rights Under Operating Agreements. Upon the occurrence and during the continuation of an Event of Default, Lender will have the right to exercise each Borrower’s rights under any Operating Agreement or any other Basic Document.

Article XII
MISCELLANEOUS

Section 12.1.      Remedies Cumulative. Lender’s rights and remedies under this Agreement are cumulative and non-exclusive of any other rights or remedies it may have under any other agreement or instrument, or by Operation of law or otherwise.

84

Section 12.2.      Assignment. This Agreement is entered into for the benefit of each Borrower and Lender and their respective successors and assigns. It will be binding upon and inure to the benefit of Chose parties and their respective successors and assigns. The rights and obligations of Borrowers under this Agreement, the Notes, the other Security Documents, the Swap Agreement or any other Loan Document to which each Borrower is a party may not be assigned by Borrowers, or any Guarantor without Lender’s prior written consent. Lender may assign, transfer or otherwise dispose of any of its rights or obligations under this Agreement or any of the other Loan Documents (including, without limitation, the securitization of Lender’s rights hereunder) upon the prior written consent of Borrowers, such consent to not be unreasonably withheld. However, upon the occurrence and during the continuance of an Event of Default, any Lender may assign, transfer or otherwise dispose of any of its rights and obligations under this Agreement or any of the other Loan Documents without the consent of Borrowers. To the extent any Lender assigns to any other Person an interest in the Notes pursuant to one or more lender participation transactions, Borrowers shall execute and deliver to Lender any Lender Participation Documents reasonably necessary in connection with such transaction, including the issuance by Borrowers of one or more Notes. Additionally, so long as each Borrower’s rights and obligations hereunder are not adversely affected, Lender will be entitled to grant and assign a security interest in its right, title and interest in and to the Notes, the Security Documents and all other Loan Documents to its lender or lenders as security for indebtedness of Lender. Any Person that becomes a Lender pursuant to this Section 12.2 shall deliver to Borrowers and Lender the applicable forms described in Section 2.13.

Section 12.3.       Notices. Any notice, demand or document which either party is required or may desire to give to the other will be in writing and, except as otherwise provided in this Agreement, given by messenger, nationally recognized courier, overnight delivery, facsimile or other electronic transmission, or United States certified mail, postage prepaid, return receipt requested, addressed to the recipient at the location shown below, or at any other address as either party may furnish to the other by notice given in accordance with this provision.

If to Lender, to:

Macquarie Bank Limited

Houston Representative Office

500 Dallas Street, Suite 3100

Houston, Texas 77002

Attention:	Michael Sextro
Telephone:	(713) 275-6207
Facsimile:	(713) 275-6222
E-Mail:	michael.sextro@macquarie.com

with copies to:

Macquarie Bank Limited
Houston Representative Office
500 Dallas Street, Suite 3100
Houston, Texas 77002

Attention:	Linda Cox
Telephone:	(713) 275-6221
Facsimile:	(713) 275-6222
E-Mail:	linda.cox@macquarie.com

And

85

Macquarie Bank Limited
Vanessa Lenthall
Division Director Metals and Energy Capital
Level 1, 1 Martin Place
Sydney, New South Wales 2000
Australia

Attention:	Executive Director
Telephone:	+61 2 8232 3333
Facsimile:	+61 2 8232 3590
E-Mail:	vanessa.lenthall@macquarie.com

If to Borrowers, to:

Empire Energy USA, LLC
17 Arentzen Blvd.
Vista One, Suite 203
Charleroi, PA 15022

Attention:	Bill Waller
Telephone:	(724) 483.2070
Facsimile:	(724) 483.2270
E-Mail:	waller11@msn.com

with a copy to:

Empire Energy USA, LLC
Level 7, 151 Macquarie Street
Sydney, NSW 2000, Australia

Attention:	Bruce McLeod
Telephone:	+61 2 9251 1846
Facsimile:	+61 2 9251 0244
E-Mail:	bm@imperialcorporation.com.au

If to any Guarantor to:

Imperial Corporation Limited
Level 7, 151 Macquarie Street
Sydney, NSW 2000, Australia

Attention:	Bruce McLeod
Telephone:	+61 2 9251 1846
Facsimile:	+61 2 9251 0244
E-Mail:	bm@imperialcorporation.com.au

If to any other obligor party, the notice will be sent to the Borrowers and to the address set forth in the Security Document or other Loan Document to which the recipient is a party.

86

Any notice delivered or made by messenger, telecopy, electronic mail or United States mail will be deemed to be given an the date of actual delivery as shown by messenger receipt, the sender’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt. Notwithstanding the previous sentence, if either party receives from the other any message via electronic mail that purports to be a notice under this Agreement but that contains information that is syntactically incorrect, garbled or otherwise unintelligible, the recipient will notify the sender and the message containing the unintelligible information will not be deemed to be given until it is successfully delivered (including redelivery by electronic mail) pursuant to this Section 12.3. If Lender receives oral notice of any event from an Authorized Officer of Borrowers, Lender will not be required to delay the exercise of any rights arising from the occurrence of that event until it receives written confirmation of the oral notice. In the event that a discrepancy exists between the notice received by Lender orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Lender will be deemed the controlling and proper notice to the extent of any action previously taken by Lender in reliance on such oral notice.

Section 12.4.      Waivers; Amendments. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, privilege or option under this Agreement will operate as a waiver of that or any other right, remedy, power, privilege or option. No single or partial exercise of any right, remedy, power, privilege or option under this Agreement will preclude any other or further exercise or the exercise of any other right, remedy, power, privilege or option. No waiver of any right, remedy, power, privilege or option with respect to any occurrence will be construed as a waiver of that right, remedy, power, privilege or option with respect to any subsequent or other occurrence. Ne waiver or amendment will be valid unless in writing and signed by Lender and then only to the extent provided in the written waiver.

Section 12.5.      Confidentiality. Except as may be required by Debtor Relief Laws or as otherwise required by applicable law or in response to or in connection with arbitration proceedings or legal process or in any legal proceeding to enforce or interpret the Security Documents (including a sale by foreclosure) or any other document or instrument executed in connection with the Security Documents, and in any filings necessary or appropriate to create, maintain and perfect Liens and security interests contemplated by this Agreement, neither party will release this Agreement or any other document, agreement or Instrument relating to or executed in conjunction with this Agreement, or disclose the substantive terms of any of them except to its attorneys, accountants or engineers on a need-to-know Basis, without the prior written consent of the other party. Notwithstanding the previous sentence, Lender, Borrowers and Guarantors may disclose the substantive terms of or furnish its lenders and potential lenders and investment bankers and their respective attorneys, accountants or engineers with copies of this Agreement or any Security Document or any other document agreement or instrument relating to or executed or delivered to Lender in conjunction with this Agreement without the consent of each Borrower. Neither party or any of their respective Affiliates will issue any press release or make any other public announcement relating to this Agreement without the prior written consent of the other party; provided, however, Lender and each Borrower may each publish a “tombstone” announcement regarding this Agreement. Notwithstanding the previous sentence, Lender may disclose the substantive terms of or furnish its lenders and potential lenders and investment bankers and their respective attorneys, accountants or engineers with copies of this Agreement or any Security Document or any other Loan Document or instrument relating to or executed or delivered to any Lender in conjunction with this Agreement without the consent of Borrower. Neither party or any of their respective Affiliates will issue any press release or make any other public announcement relating to this Agreement without the prior written consent of the other party; provided, however, Lender and Borrower may each publish a “tombstone” announcement regarding this Agreement. Notwithstanding anything herein to the contrary, the information protected by this Section 12.5 will not include, and Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Lender relating to such tax treatment and tax structure; that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate.

87

Section 12.6.      Final Agreement. This Agreement and the other agreements to which this Agreement refers, together with all exhibits, schedules and annexes attached to any of them, constitute the final, entire agreement among the parties and supersede any prior oral or written and all contemporaneous oral proposals, commitments, promises, agreements and understandings between the parties with respect to the subject matter of this Agreement and the other Loan Documents, all of which are merged into and replaced by the Loan Documents.

Section 12.7.      WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. LENDER AND EACH BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED OR ASSOCIATED WITH ANY OF THEM, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES.” AS DEFINED BELOW; (C) CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSELORS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT THE CERTIFYING PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

Section 12.8.      GOVERNING LAW. THIS AGREEMENT, THE NOTES AND EACH OF THE OTHER LOAN DOCUMENTS (OTHER THAN LOAN DOCUMENTS THAT MAY BE EXPRESSLY OR MANDATORILY GOVERNED BY LAWS OF ANOTHER JURISDICTION) ARE TO BE PERFORMED IN THE STATE OF NEW YORK. EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION ARE MANDATORILY APPLICABLE, THIS AGREEMENT, THE NOTES AND ALL OF THE OTHER LOAN DOCUMENTS TOGETHER WITH ALL TRANSACTIONS PROVIDED FOR IN THEM WILL BE GOVERNED BY, INTERPRETED AND CONSTRUED UNDER AND ENFORCED PURSUANT TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

88

Section 12.9.       No Third-Party Beneficiaries. Subject to Section 12.2, the benefits of this Agreement will not inure to any third party. Notwithstanding anything contained in this Agreement or the other Loan Documents, or any conduct or course of conduct by the parties, before or after signing this Agreement or the Loan Documents, this Agreement will not be construed as creating any rights, Claims or causes of action against Lender, or any of its officers, directors, agents or employees by any Person other than Borrowers.

Section 12.10.    Fees, Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrowers will promptly (and in any event, within thirty (30) days alter any invoice or other statement or notice) pay all Related Costs. Additionally, except as otherwise provided herein, Borrowers will promptly pay (within thirty (30) days after receipt of invoice or other statement or notice) (a) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (b) all reasonable costs and expenses incurred by or on behalf of Lender (including attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (i) the negotiation, preparation, execution and delivery of any and all consents, waivers and amendments to any of the Loan Documents, (ii) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (iii) the borrowings hereunder and other action reasonably required in the course of administration hereof, and (iv) monitoring or confirming (or preparation or negotiation of any documents related to) Borrowers’ compliance with any covenants or conditions contained in this Agreement or in any other Loan Document, and (c) all reasonable costs and expenses incurred by or on behalf of Lender (including attorneys’ fees, consultants’ fees and accounting fees) in connection with the defense or enforcement of any of the Lean Documents (including this section) or the defense of Lender’s exercise of its rights thereunder. In addition, except as otherwise provided herein, until all Obligations are paid in full, each Borrower shall also pay or reimburse Lender for all reasonable out-of-pocket costs and expenses of Lender or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Lender, including travel and miscellaneous expenses and fees and expenses of Lender’s outside counsel, reserve engineers and consultants engaged in connection with the Lean Documents.

89

Section 12.11.    Compliance with Law. It is the intention of the parties to comply with applicable usury laws (now or later enacted). Accordingly, and notwithstanding any provision to the contrary in this Agreement, the other Security Documents or any other Loan Document, in no event will this Agreement or any other Loan Document require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If, under any circumstances, the fulfillment of any provision of this Agreement or of any other Loan Document will involve exceeding the Highest Lawful Rate for the contracting for or charging or collecting interest, then the obligation to be fulfilled will, ipso facto, be reduced to the allowable Limit, and if, under any circumstances, Lender ever receives pursuant to any of the Loan Documents anything of value as interest or that is deemed to be interest under applicable law that would exceed the Highest Lawful Rate, the amount that would otherwise be excessive interest will be applied to the reduction of the principal amount owing under the Notes or on account of any other indebtedness owed by Borrowers to Lender, and not to the payment of interest; or, if any portion of the excessive interest exceeds the unpaid balance of principal of that indebtedness, then the excess amount will be refunded to Borrowers. In determining whether or not the interest paid or payable with respect to any indebtedness owed by Borrowers to Lender exceeds the Highest Lawful Rate, Borrowers and Lender will, to the maximum extent permitted by applicable law, (1) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects of them, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of the indebtedness so that the actual rate of interest on account of the indebtedness does not exceed the Highest Lawful Rate, and (iv) allocate interest between portions of the indebtedness so that ne portion will bear interest at a rate greater than the Highest Lawful Rate.

Section 12.12.    Power of Attorney; Etc. Borrowers grant to Lender a power of attorney for the purpose of executing on behalf of any Borrower, at any time that an Event of Default exists, documents related to the enforcement of Lender’s rights under the Security Documents, including but not limited to the execution of any instrument to be filed with or approved by any applicable Governmental Authority in the event of a foreclosure an any of the Property. The power of attorney granted to Lender by Borrowers under this Section 12.12 is a right coupled with an interest and will be irrevocable for as long as any of the Obligations remain outstanding provided, however, that Lender agrees not to exercise the power of attorney described in this Section 12.12 prior to the occurrence of an Event of Default.

Section 12.13.    Severability. Any section, clause, subsection, sentence, paragraph, provision or term this Agreement held invalid, illegal, or ineffective by a court of competent jurisdiction will not impair, invalidate or nullify the remainder of this Agreement.

Section 12.14.    Captions; Headings. The headings, captions and arrangements contained in this Agreement have been inserted for convenience only and will not be deemed in any manner to modify, explain, enlarge or restrict any provision in this Agreement.

Section 12.15.    Construction. Borrowers and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement, the Notes and each of the other Loan Documents with its legal counsel and that this Agreement and the other Security Documents will be construed as if jointly drafted by Borrowers and Lender. In the event of a conflict between the terms of this Agreement and the Security Documents, the terms of this Agreement shall be controlling.

Section 12.16.    Additional Documents. From time to time alter the date of this Agreement, each of the parties hereto agrees to execute and deliver or cause to be executed and delivered, all reasonable documents and instruments, and take any other reasonable and lawful action as the other party may deem necessary or desirable to perfect or evidence perfection of its security interest, to enforce its rights under this Agreement or to otherwise effectuate the purposes of this Agreement. Upon the full payment and complete discharge of each Borrower’s Obligations under this Agreement and the other Loan Documents, Lender will, at the request and expense of Borrowers, prepare and deliver documents evidencing the release and termination of the Liens, security interests, and other interests of Lender under the Security Documents.

90

Section 12.17.    Counterpart Execution. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.18.    EXCULPATION PROVISIONS. EACH OF THE PARTIES AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS CONTAINED IN THEM; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATION OF EACH OF THE LOAN DOCUMENTS AND HAS RECEIVED THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THE LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR THAT LIABILITY. EACH PARTY AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF THE PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.19.    Joint and Several Liability; Authority.

(a)          Each Borrower is jointly and severally liable for the Obligations, including but not limited to the representations, warranties and covenants under this Agreement and the other Loan Documents to which such Borrower is a party.

(b)          Each Borrower represents and warrants that it benefits directly or indirectly from the extension of credit under this Agreement and agrees as follows:

(i)          Without limitation to any other provision of this Agreement, each Borrower hereby irrevocably and unconditionally guarantees the prompt payment of the Loans made to each Borrower.

(ii)         Each Borrower hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each of their obligations under this Agreement and each other Loan Document shall not be released diminished, impaired, reduced or adversely affected by any of the following and waives any rights including without limitation rights to notice which might otherwise have been result of or in connection with any of the following:

91

A.           Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations or this Agreement or any agreement or instrument executed in connection herewith, or any contract or understanding between any Borrower and Lender, or any other Person, pertaining to the Obligations;

B.           Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Borrower or any Guarantor or any Person liable an Obligations;

C.           Condition of Borrowers or Guarantors. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of any Borrower or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of any Borrower, or any sale, lease or transfer of any or all of the assets of any Borrower , or any changes in the shareholders, partners, or members of any Borrower ; or any reorganization of either Borrower;

D.           Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, any Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from any Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

E.           Release of Obligors. Any full or partial release of the liability of any Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor and Borrower that it may be required to pay the Obligations in full without assistance or support of any other Person, and Guarantors and Borrowers have not been induced to enter into this Agreement and the other Loan Documents on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrowers will be liable to perform the Obligations, or that Lender will look to other parties to perform the Obligations.

92

F.           Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

G.           Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Falcon Obligations;

H.           Care and Diligence. The failure of Lender or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

I.            Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor and Borrower that it is not relying on the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

J.           Payments Rescinded. Any payment by any Borrower to Lender is held to constitute a preference under the bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to either Borrower or someone else; or

K.          Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices such Borrower increases the likelihood that such Borrower will be required to pay the Obligations pursuant to the terms hereof; it being the unambiguous and unequivocal Intention of such Borrower that it shall be obligated to pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the Full and final payment and satisfaction of the Obligations,

(c)          Each Borrower agrees that any representation, warranty covenant or agreement or other action by any of them under this Agreement shall bind ail of them and that Lender may act accordingly under this Agreement.

(d)          Each Borrower agrees that any notice or communication delivered by Lender to a Borrower shall constitute notice to all Borrowers.

Section 12.20.   NO OTHER AGREEMENTS; NO PAROL EVIDENCE. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS ADDRESSED IN THEM AND CANNOT AND WILL NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

93

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of February 26, 2008.

BORROWERS:

EMPIRE ENERGY E&P, LLC,
Pennsylvania limited liability company

By:	/s/ Bruce McLeod

EMPIRE ENERGY USA, LLC,
Delaware limited liability company

Signed for by its attorney in the presence of

/s/ B. W. McLeod
Attorney

B. W. McLeod
Name (please print)

/s/ Alex Underwood
Attorney

Alex Underwood
Name (please print)

EMPIRE ENERGY DRILLING AND FIELD SERVICES, LLC,
Delaware limited liability company

Signed for by its attorney in the presence of

/s/ B. W. McLeod
Attorney

B. W. McLeod
Name (please print)

/s/ Alex Underwood
Attorney

Alex Underwood
Name (please print)

SIGNATURE PAGE TO THE CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of February 26, 2008.

LENDER:

MACQUARIE BANK LIMITED,
a bank incorporated under the laws of Australia

By:	/s/ Vanessa Lenthall
Name:	Vanessa Lenthall
Title:	Division Director

By:	/s/ Joel Outlaw
Name:	Joel Outlaw
Title:	Senior Lawyer

SIGNATURE PAGE TO THE CREDIT AGREEMENT